As filed with the Securities and Exchange Commission on August 2, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXCO Resources, Inc.

(Exact name of registrant as specified in its charter)

Texas	74-1492779
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12377 Merit Drive, Suite 1700

Dallas, TX 75251

(214) 368-2084

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Heather L. Lamparter

Vice President, General Counsel and Secretary

12377 Merit Drive, Suite 1700

Dallas, TX 75251

(214) 368-2084

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

W. Scott Wallace

Jennifer T. Wisinski

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

(214) 651-5000

Approximate date of commencement of proposed sale to the public: From time to time after the date this registration statement becomes effective, as determined by the selling shareholder.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4) (5)
Common Shares, par value $0.001 per share	72,694,293	$1.84	$133,757,499.12	$15,502.49

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the common shares offered by this registration statement shall be deemed to cover such additional securities as may be issued as a result of share splits, share dividends or similar transactions.
(2)	Represents (i) 2,745,754 common shares that have been issued to the selling shareholders as payment-in-kind, or PIK, interest payments on our outstanding 1.75 Lien Term Loans due October 26, 2020, or 1.75 Lien Term Loans, (ii) up to 46,686,177 common shares that may be issued to the selling shareholders as future PIK interest payments on our outstanding 8.0% / 11.0% 1.5 Lien Senior Secured PIK Toggle Notes due 2022, or 1.5 Lien Notes, and 1.75 Lien Term Loans and (iii) up to 23,262,362 common shares that may be issued to the selling shareholders upon the exercise of warrants, or the Warrants, held by the selling shareholders. This registration statement is being filed pursuant to a registration rights agreement under which we agreed to register the resale of (i) such number of common shares our management reasonably estimates to be issued as PIK interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans and (ii) all of the common shares underlying the Warrants. For purposes of this registration statement, we have assumed that we will issue a maximum aggregate of 49,431,931 common shares as PIK interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans, including common shares previously issued as PIK interest payments under the 1.75 Lien Term Loans, which represents a reasonable estimate by our management of the number of common shares to be issued as PIK interest payments under the 1.75 Lien Term Loans and 1.5 Lien Term Loans based on recent prices of our common shares. However, the total number of common shares that will be issued under the PIK feature of the 1.5 Lien Notes and 1.75 Lien Term Loans will substantially depend on whether we elect to pay future interest in cash, our common shares or additional indebtedness, prevailing market conditions, available liquidity and the price per share of our common shares, as well as our ability to meet the requirements for making PIK interest payments in our common shares under the indenture governing the 1.5 Lien Notes and the credit agreement governing the 1.75 Lien Term Loans.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low sale prices of our common shares on the New York Stock Exchange on August 1, 2017.
(4)	Calculated in accordance with Rule 457(c) under the Securities Act.
(5)	Pursuant to Rule 457(p) of the Securities Act and the guidance provided by the staff of the SEC in Compliance and Disclosure Interpretation 212.26 of Questions and Answers of General Applicability, the filing fee due for this registration statement is being offset in its entirety by the $125,875.00 filing fee previously paid with respect to the Registration Statement on Form S-3 (File No. 333-208379) initially filed by EXCO Resources, Inc. on December 8, 2015 and declared effective on December 30, 2015, or the Prior Registration Statement, which registered an aggregate of $1,250,000,000 of securities that were not sold. Accordingly, the securities registered under the Prior Registration Statement are deemed deregistered upon the filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 2, 2017

Prospectus

72,694,293 Shares

EXCO Resources, Inc.

Common Shares

The selling shareholders named in this prospectus may use this prospectus to offer and resell from time to time up to 72,694,293 common shares, which consists of (i) 2,745,754 common shares that have been issued to the selling shareholders as payment-in-kind, or PIK, interest payments on our outstanding 1.75 Lien Term Loans due October 26, 2020, or 1.75 Lien Term Loans, (ii) up to 46,686,177 common shares that may be issued to the selling shareholders as future PIK interest payments on our outstanding 8.0% / 11.0% 1.5 Lien Senior Secured PIK Toggle Notes due 2022, or the 1.5 Lien Notes, and 1.75 Lien Term Loans and (iii) up to 23,262,362 common shares that may be issued to the selling shareholders upon the exercise of warrants, or the Warrants, held by the selling shareholders, in each case as more fully described in this prospectus in “Summary — The Refinancing Transaction” beginning on page 1. The registration statement of which this prospectus forms a part is being filed pursuant to a registration rights agreement, or the Registration Rights Agreement, under which we agreed to register the resale of (i) such number of common shares our management reasonably estimates to be issued as PIK interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans and (ii) all of the common shares underlying the Warrants. For purposes of this registration statement, we have assumed that we will issue a maximum aggregate of 49,431,931 common shares as PIK interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans, including common shares previously issued as PIK interest payments under the 1.75 Lien Term Loans, which represents a reasonable estimate by our management of the number of common shares to be issued as PIK interest payments under the 1.75 Lien Term Loans and 1.5 Lien Term Loans based on recent prices of our common shares. However, the total number of common shares that will be issued under the PIK feature of the 1.5 Lien Notes and 1.75 Lien Term Loans will substantially depend on whether we elect to pay future interest in cash, our common shares or additional indebtedness, prevailing market conditions, available liquidity and the price per share of our common shares, as well as our ability to meet the requirements for making PIK interest payments in our common shares under the indenture governing the 1.5 Lien Notes, or the 1.5 Lien Notes Indenture, and the credit agreement governing the 1.75 Lien Term Loans, or the 1.75 Lien Term Loan Credit Agreement.

The shares subject to resale hereunder will be issued by us and acquired by the selling shareholders prior to any resale of shares pursuant to this prospectus.

We will not receive any of the proceeds from the sale of our common shares by the selling shareholders. However, we will receive the proceeds of any cash exercise of the Warrants. See “Use of Proceeds” beginning on page 8 of this prospectus for additional information.

The selling shareholders named in this prospectus, or their respective donees, pledgees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or resell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders may also resell the common shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of shares. We will bear all costs, expenses and fees in connection with the registration of the shares. For additional information on the methods of sale that may be used by the selling shareholders, see “Plan of Distribution” beginning on page 23 of this prospectus.

Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “XCO.” On August 1, 2017, the last reported sale price of our common shares on the NYSE was $1.81 per share.

On June 12, 2017, at 5:00 P.M. Central Time, we effected a 1-for-15 reverse stock split of our issued, outstanding and treasury common shares, as well as reduced our authorized common shares from 780,000,000 common shares to 260,000,000 common shares. No fractional shares were issued in the reverse share split. Instead, to the extent the reverse share split resulted in a shareholder owning a fractional common share, such fractional share was rounded up to the nearest whole common share. Except as otherwise provided herein, all share and per-share amounts of our common shares have been adjusted to give effect to the reverse share split for all periods presented. See “Description of Capital Stock” beginning on page 26 of this prospectus for additional information.

An investment in our common shares involves risks. See “Risk Factors” beginning on page 7 of this prospectus and “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. The selling shareholders named in this prospectus may resell, from time to time, in one or more offerings, the common shares offered by this prospectus. Information about the selling shareholders may change over time. When the selling shareholders sell common shares under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, if any, along with all of the information incorporated by reference herein and therein, before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not, and the selling shareholders have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell, nor are the selling shareholders seeking an offer to buy, the shares offered by this prospectus in any jurisdiction where the offer or sale is not permitted. No offers or sales of any of the common shares are to be made in any jurisdiction in which such an offer or sale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sales of the common shares offered hereby or thereby.

Except where the context otherwise requires or as otherwise indicated, all references in this prospectus to “EXCO,” “EXCO Resources,” “Company,” “we,” “us” and “our” refer to EXCO Resources, Inc. and its consolidated subsidiaries. In the discussion of our common shares and related matters, these terms refer solely to EXCO Resources, Inc.

i

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements, as defined in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements relate to, among other things, the following:

•	our future financial and operating performance and results;

•	our business strategy;

•	market prices;

•	our future use of commodity derivative financial instruments;

•	our liquidity and capital resources; and

•	our plans and forecasts.

We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use the words “may,” “expect,” “anticipate,” “estimate,” “believe,” “continue,” “intend,” “plan,” “potential,” “project,” “budget” and other similar words to identify forward-looking statements. The statements that contain these words should be read carefully because they discuss future expectations, contain projections of results of operations or our financial condition and/or state other “forward-looking” information. We do not undertake any obligation to update or revise any forward-looking statements, except as required by applicable securities laws. These statements also involve risks and uncertainties that could cause our actual results or financial condition to materially differ from our expectations in this prospectus and the documents incorporated herein by reference, including, but not limited to:

•	our ability to continue as a going concern;

•	cash flow and liquidity;

•	our ability and decisions to pay interest on the 1.5 Lien Notes and 1.75 Lien Term Loans in cash, common shares or additional indebtedness;

•	future capital requirements and availability of financing, including limitations on our ability to incur certain types of indebtedness under our debt agreements and to refinance or replace existing debt obligations as they mature;

•	our ability to meet our current and future debt service obligations, including our upcoming 2018 debt maturities;

•	our ability to maintain compliance with our debt covenants;

•	fluctuations in the prices of oil and natural gas;

•	the availability of oil and natural gas;

•	disruption of credit and capital markets and the ability of financial institutions to honor their commitments;

•	estimates of reserves and economic assumptions, including estimates related to acquisitions and dispositions of oil and natural gas properties;

•	geological concentration of our reserves;

•	risks associated with drilling and operating wells;

•	exploratory risks, including those related to our activities in shale formations;

•	discovery, acquisition, development and replacement of oil and natural gas reserves;

•	outcome of divestitures of non-core assets, including the expected sale of our assets in the South Texas region;

•	our ability to enter into transactions as a result of our credit rating, including commodity derivatives with financial institutions and services with vendors;

•	timing and amount of future production of oil and natural gas;

•	availability of drilling and production equipment;

•	availability of water, sand and other materials for drilling and completion activities;

•	marketing of oil and natural gas;

•	political and economic conditions and events in oil-producing and natural gas-producing countries;

•	title to our properties;

•	litigation;

•	competition;

•	our ability to attract and retain key personnel;

•	general economic conditions, including costs associated with drilling and operations of our properties;

•	our ability to comply with the listing requirements of, and maintain the listing of our common shares on, the NYSE;

•	environmental or other governmental regulations, including legislation to reduce emissions of greenhouse gases, legislation of derivative financial instruments, regulation of hydraulic fracture stimulation and elimination of income tax incentives available to our industry;

•	receipt and collectability of amounts owed to us by purchasers of our production and counterparties to our commodity derivative financial instruments;

•	decisions whether or not to enter into commodity derivative financial instruments;

•	potential acts of terrorism;

•	our ability to manage joint ventures with third parties, including the resolution of any material disagreements and our partners’ ability to satisfy obligations under these arrangements;

•	actions of third party co-owners of interests in properties in which we also own an interest;

•	fluctuations in interest rates;

•	our ability to effectively integrate companies and properties that we acquire; and

•	our ability to execute our business strategies and other corporate actions.

We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. We caution users of the financial statements not to place undue reliance on any forward-looking statements. When considering our forward-looking statements, keep in mind the risk factors and other cautionary statements in this prospectus and the documents incorporated herein by reference. The risk factors noted in this prospectus and the documents incorporated herein by reference provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statement. Please see “Risk Factors” beginning on page 7 of this prospectus and in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in any applicable prospectus supplement for a discussion of certain risks related to our business and an investment in our common shares.

Our revenues, operating results and financial condition depend substantially on prevailing prices for oil and natural gas and the availability of capital from our credit agreement and other sources. Declines in oil or natural gas prices may have a material adverse effect on our financial condition, liquidity, results of operations, the amount of oil or natural gas that we can produce economically and the ability to fund our operations. Historically, oil and natural gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile.

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common shares. You should carefully read the entire prospectus, especially the risks of investing in our common shares discussed under “Risk Factors” in this prospectus beginning on page 7 and in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any accompanying prospectus supplement and the risk factors discussed in the documents incorporated by reference herein.

Our Company

We are an independent oil and natural gas company engaged in the exploration, exploitation, acquisition, development and production of onshore U.S. oil and natural gas properties with a focus on shale resource plays. Our principal operations are conducted in certain key U.S. oil and natural gas areas including Texas, Louisiana and the Appalachia region. Our primary strategy focuses on the exploitation and development of our shale resource plays and the pursuit of leasing and acquisition opportunities. We plan to carry out this strategy by executing on a strategic plan that incorporates the following three core objectives: (i) restructuring the balance sheet to enhance our capital structure and extend structural liquidity; (ii) transforming ourselves into the lowest cost producer; and (iii) optimizing and repositioning our portfolio.

EXCO Resources, Inc. is a Texas corporation that was incorporated in October 1955. Our common shares trade on the NYSE under the symbol “XCO.” Our principal executive office is located at 12377 Merit Drive, Suite 1700, Dallas, Texas 75251. Our telephone number is (214) 368-2084. Our website address is www.excoresources.com. The information available on or through our website is not part of this prospectus.

The Refinancing Transaction

On March 15, 2017, we completed a series of transactions to improve our capital structure, including the issuance of $300.0 million in aggregate principal amount of 1.5 Lien Notes and the exchange of an aggregate of approximately $682.8 million principal amount of our outstanding indebtedness under (i) the Term Loan Credit Agreement, dated as of October 19, 2015, by and among the Company, as borrower, certain subsidiaries, the lenders party thereto, Hamblin Watsa Investment Counsel Ltd., or Hamblin Watsa, as administrative agent, and Wilmington Trust, National Association, as collateral trustee, or the Fairfax Term Loan, and (ii) the Term Loan Credit Agreement, dated as of October 19, 2015, by and among the Company, as borrower, certain subsidiaries, the lenders party thereto, and Wilmington Trust, National Association, as administrative agent and collateral trustee, or the Exchange Term Loan, and together with the Fairfax Term Loan, the Second Lien Term Loans, for approximately $682.8 million in aggregate principal amount of new 1.75 Lien Term Loans (such term loans, the 1.75 Lien Term Loans, and such exchange, the Second Lien Term Loan Exchange). As a result of the Second Lien Term Loan Exchange, the Fairfax Term Loan was deemed satisfied and paid in full and was terminated. In connection with the Second Lien Term Loan Exchange, the credit agreement governing the Exchange Term Loan was amended to eliminate substantially all of the covenants and events of default included therein.

The 1.5 Lien Notes were issued to certain affiliates of Hamblin Watsa and Fairfax Financial Holdings Limited, or Fairfax Financial, Energy Strategic Advisory Services LLC, or ESAS, certain affiliates of Oaktree Capital Management, LP, or Oaktree, and Gen IV Investment Opportunities, LLC and certain of its affiliates, or Gen IV, and collectively with Hamblin Watsa, Fairfax Financial, ESAS and Oaktree, the Commitment Parties. Certain affiliates of Hamblin Watsa and Fairfax Financial, ESAS, and Gen IV and certain of its affiliates, as lenders of the Second Lien Term Loans, also participated in the Second Lien Term Loan Exchange. As part of the offering of the 1.5 Lien Notes, the Commitment Parties were granted a contractual preemptive right that generally provides such parties, subject to certain conditions, to purchase all or any portion of common shares that we propose to issue in certain offerings for cash in the future.

In connection with these transactions, we also issued (i) warrants representing the right to purchase an aggregate of up to 21,505,383 common shares (assuming a cash exercise) to the purchasers of the 1.5 Lien Notes, or the 1.5 Lien Notes Warrants, (b) warrants representing the right to purchase an aggregate of up to 431,433 of our common shares (assuming a cash exercise) to certain of the Commitment Parties, or the Commitment Fee Warrants, and (c) warrants representing the right to purchase an aggregate of up to 1,325,546 of our common shares (assuming a cash exercise) to certain of the lenders that participated in the Second Lien Term Loan Exchange, or the Amendment Fee Warrants. We refer to the 1.5 Lien Notes Warrants, Commitment Fee Warrants and Amendment Fee Warrants, collectively, as the “Warrants” herein.

The proceeds from the issuance of the 1.5 Lien Notes were utilized to repay all of the outstanding indebtedness under the Company’s Amended and Restated Credit Agreement, dated as of July 31, 2013, as amended, or the EXCO Resources Credit Agreement, as well as to pay transaction fees and expenses and for other general corporate purposes.

In addition, in connection with these transactions, the EXCO Resources Credit Agreement was amended to reduce the borrowing base to $150.0 million, permit the issuance of the 1.5 Lien Notes and the 1.75 Lien Term Loans and modify certain financial covenants.

On June 20, 2017, we issued a total of 2,745,754 common shares as an interest payment under the credit agreement governing the 1.75 Lien Term Loans. These common shares were issued to make an interest payment due in the amount of $27,594,629.49 based on the PIK share interest rate of 15% per annum under the 1.75 Lien Term Loans. The PIK common share payment was in lieu of a cash interest payment of $22,995,524.57 at an interest rate of 12.5% per annum under the 1.75 Lien Term Loans. We intend to use the cash retained by making the PIK common share payment to fund the development of natural gas properties in North Louisiana.

For additional information concerning the foregoing transactions, please see “Selling Shareholders — Material Relationships — Refinancing Transaction” beginning on page 17 of this prospectus.

South Texas Asset Sale and Pro Forma Financial Information

On April 7, 2017, EXCO Operating Company, LP, a Delaware limited partnership, or EOC, and EXCO Land Company, LLC, a Delaware limited liability company, or EXCO Land, and together with EOC, the Sellers, both of which are our wholly owned subsidiaries, entered into a purchase and sale agreement with VOG Palo Verde LP, a Delaware limited partnership and subsidiary of Venado Oil and Gas, LLC, or Venado, to divest our oil and natural gas properties and surface acreage in South Texas. The purchase price of $300.0 million is subject to closing conditions and adjustments based on an effective date of January 1, 2017. Concurrently with the execution of the agreement, Venado made a deposit of $30.0 million with a third party escrow agent.

Pursuant to the terms of the purchase agreement, the closing of the transaction was originally anticipated to occur on June 1, 2017, or the Original Scheduled Closing Date, unless certain conditions had not been satisfied or waived on or prior to the Original Scheduled Closing Date. The purchase agreement includes conditions to the closing, including the Sellers’ representation and warranty regarding all material contracts being in full force and effect be true as of the Original Scheduled Closing Date. On May 31, 2017, Chesapeake Energy Marketing, L.L.C., or Chesapeake, purportedly terminated a long term natural gas sales contract with an expiration of June 30, 2032, between Chesapeake and Raider Marketing, LP, our wholly owned subsidiary, or Raider. As a result of the purported termination of the contract, we were forced to shut-in certain wells beginning on June 1, 2017.

On June 6, 2017, we filed a petition, application for temporary restraining order and temporary injunction against Chesapeake. In the lawsuit, we assert breach of contract, tortious interference with existing contract, tortious interference with prospective business relations, and declaratory relief that the contract is still in full force and effect. On June 7, 2017, Chesapeake filed to remove the lawsuit to the United States District Court Northern District of Texas. On June 9, 2017, the District Court denied our motion for temporary restraining order. The lawsuit remains pending in federal court.

Due to the purported contract termination, the closing conditions were not anticipated to be satisfied or waived by the Original Scheduled Closing Date. Therefore, the Sellers entered into an amendment to extend the Original Scheduled Closing Date to August 15, 2017. Upon the execution of the amendment, the third party escrow agent released to Venado $20.0 million of the $30.0 million deposit made by Venado.

The amendment provides that the closing conditions will be deemed satisfied by (i) the reinstatement of the natural gas sales contract or by the entry into a new gathering agreement with terms and conditions that are acceptable to Venado in its sole discretion and (ii) upon the productivity of wells that were shut-in on or around the Original Scheduled Closing Date returning to certain levels. We subsequently entered into a short-term sales contract, which allowed our production to come back on-line, satisfying condition (ii). The amendment further provides that we use commercially reasonable efforts to negotiate and execute an extension and amendment to a certain lease. No assurance can be given as to the satisfaction of these closing conditions, and, in particular, the outcome of condition (i) as it is outside our control and dependent on Venado’s acceptance of a new gathering agreement or reinstatement of the natural gas sales contract that is currently subject to litigation, as discussed above.

This prospectus includes unaudited pro forma financial information giving effect to the sale of the South Texas properties in order to comply with the financial statement requirements related to registration statements filed under the Securities Act. This pro forma financial information is presented for informational purposes only and should be read in conjunction with our historical financial statements and related notes thereto, which are incorporated by reference into this prospectus. For additional information concerning the sale of the South Texas properties, please see (i) our Current Report on Form 8-K, dated April 7, 2017 and filed with the SEC on April 13, 2017, and (ii) our Current Report on Form 8-K, dated June 20, 2017 and filed with the SEC on June 23, 2017, each of which is incorporated by reference herein. For additional information concerning the pro forma financial information giving effect to the sale of the South Texas properties, please see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page F-1 of this prospectus. For additional information concerning the uncertainties related to the sale of the South Texas properties, please see “Risk Factors” on page 7 of this prospectus.

The Offering

This summary highlights the more detailed information concerning this offering found elsewhere in this prospectus, and you should read the entire prospectus carefully. Cross-references contained in this summary section will direct you to a more complete discussion of a particular topic elsewhere in this prospectus.

Common shares offered by the selling shareholders	Up to 72,694,293 common shares, consisting of (i) 2,745,754 common shares that have been issued to the selling shareholders as PIK interest payments on our outstanding 1.75 Lien Term Loans, (ii) up to 46,686,177 shares that may be issued to the selling shareholders as future PIK interest payments on our outstanding 1.5 Lien Notes and 1.75 Lien Term Loans and (iii) up to 23,262,362 shares that may be issued to the selling shareholders upon the exercise of the Warrants held by the selling shareholders.

The registration statement of which this prospectus forms a part is being filed pursuant to the Registration Rights Agreement under which we agreed to register the resale of (i) such number of common shares our management reasonably estimates to be issued as PIK interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans and (ii) all of the common shares underlying the Warrants. For purposes of this registration statement, we have assumed that we will issue a maximum aggregate of 49,431,931 common shares as PIK interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans, including common shares previously issued as PIK interest payments under the 1.75 Lien Term Loans, which represents a reasonable estimate by our management of the number of common shares to be issued as PIK interest payments under the 1.75 Lien Term Loans and 1.5 Lien Term Loans based on recent prices of our common shares. However, the total number of common shares that will be issued under the PIK feature of the 1.5 Lien Notes and 1.75 Lien Term Loans will substantially depend on whether we elect to pay future interest in cash, our common shares or additional indebtedness, prevailing market conditions, available liquidity and the price per share of our common shares, as well as our ability to meet the requirements for making PIK interest payments in our common shares under the indenture governing the 1.5 Lien Notes Indenture and the 1.75 Lien Term Loan Credit Agreement.

Selling shareholders	All of the common shares are being offered by the selling shareholders named herein. See “Selling Shareholders” on beginning page 9 of this prospectus for more information on the selling shareholders.

Use of proceeds	We will not receive any proceeds from the sale of the shares in this offering. However, we will receive the proceeds of any cash exercise of the Warrants. See “Use of Proceeds” beginning on page 8 of this prospectus for additional information.

Registration rights	Under the terms of the Registration Rights Agreement, we have agreed to file this registration statement with respect to the registration of the resale by the selling shareholders of the common shares offered hereby. We have agreed that, upon this registration statement being declared effective, we will use our best efforts to maintain the effectiveness of this registration statement until the common shares have been sold in accordance with the registration statement, subject to certain limitations and exceptions. See “Selling Shareholders — Material Relationships — The Refinancing Transaction — Registration Rights Agreement” beginning on page 19 of this prospectus for additional information.

Plan of distribution	The selling shareholders named in this prospectus, or their respective pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders may also resell the common shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” beginning on page 23 of this prospectus for additional information on the methods of sale that may be used by the selling shareholders.

NYSE symbol	XCO

Charter amendment; reverse share split	After giving effect to our reverse share split on June 12, 2017, our amended and restated certificate of formation, as amended, authorizes us to issue 260,000,000 common shares. As of July 25, 2017, after giving effect to the reverse share split, we had 20,411,000 common shares outstanding, a total of approximately 930,326 common shares reserved for issuance pursuant to the EXCO Resources, Inc. Amended and Restated 2005 Long-Term Incentive Plan and approximately 5,333,333 common shares reserved for issuance upon the exercise of outstanding warrants held by ESAS.

For additional information, see “Description of Capital Stock” beginning on page 26 of this prospectus for additional information.

Risk factors	Investing in our common shares involves risks. For a discussion of certain risks associated with an investment in our common shares, please see “Risk Factors” beginning on page 7 of this prospectus and “Risk Factors” contained in Part I. Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and the risk factors discussed in the documents incorporated by reference herein.

Selected Financial Data

Reverse Share Split

On June 12, 2017, at 5:00 P.M. Central Time, we effected a 1-for-15 reverse stock split of our issued, outstanding and treasury common shares, as well as reduced our authorized common shares from 780,000,000 common shares to 260,000,000 common shares. No fractional shares were issued in the reverse share split. Instead, to the extent the reverse share split resulted in a shareholder owning a fractional common share, such fractional share was rounded up to the nearest whole common share.

All share and per-share data in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our quarterly report on Form 10-Q for the quarter ended March 31, 2017, each of which is incorporated by reference herein, has not been adjusted to give effect to the reverse stock split. However, except as otherwise provided herein, all share and per-share amounts of our common shares in this prospectus have been adjusted to give effect to the reverse share split for all periods presented.

Selected Financial Data

The following selected financial data includes, for all periods presented, the impact of our reverse share split:

	Three Months Ended March 31,	Year Ended December 31,
(in thousands, except per share amounts)	2017	2016	2015	2014	2013	2012
Net income (loss)	$8,193	$(225,258)	$(1,192,381)	$120,669	$22,204	$(1,393,285)

Basic net income (loss) per share	$0.44	$(12.10)	$(65.37)	$6.75	$1.55	$(97.51)

Diluted net income (loss) per share	$0.44	$(12.10)	$(65.37)	$6.74	$1.44	$(97.51)

Cash dividends declared per share	$—	$—	$—	$2.25	$3.00	$2.40

Weighted average common shares and common share equivalents outstanding:
Basic	18,715	18,619	18,241	17,884	14,334	14,288
Diluted	18,739	18,619	18,241	17,892	15,394	14,288

RISK FACTORS

An investment in our securities involves certain risks. Before investing in our securities, you should carefully consider the risk factors set forth below as well as the risk factors set forth in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment. In any case, the value of the securities offered by means of this prospectus could decline due to any of these risks, and you may lose all or part of your investment.

We have entered into an agreement to divest our properties located in South Texas. The failure to complete such divestiture, or if completed on terms that are less favorable than we currently anticipate, would have a substantial material adverse effect on us and could cause us to be in default under the EXCO Resources Credit Agreement and cause an acceleration of all of our outstanding debt obligations.

The disposition of our South Texas properties may not close on the terms and conditions set forth in the agreement or at all. If the disposition of such properties does not close, we may be forced to sell or liquidate such properties on terms that are substantially less favorable to us, and we may not be able to sell or liquidate such properties at all. The failure to dispose of the South Texas properties pursuant to the agreement or otherwise may contribute to a breach of the EXCO Resources Credit Agreement’s minimum liquidity test and the aggregate revolving credit exposure ratio test. A breach of these covenants, if not cured, would result in an event of default under the EXCO Resources Credit Agreement.

If an event of default occurs under the EXCO Resources Credit Agreement, the lenders could accelerate the loans outstanding under the EXCO Resources Credit Agreement and we would not be able to submit any additional borrowing requests we might submit. In addition, an event of default under the EXCO Resources Credit Agreement would constitute an event of default under our other debt agreements, including the agreements governing the 1.5 Lien Notes, the 1.75 Lien Term Loans, the Exchange Term Loan, our senior unsecured notes due September 15, 2018, or the 2018 Notes, and our senior unsecured notes due April 15, 2022, or the 2022 Notes, and would allow the lenders under such debt agreements to accelerate the outstanding amount of such debt.

If any of our debt under the EXCO Resources Credit Agreement, the 1.5 Lien Notes, the 1.75 Lien Term Loans, the Exchange Term Loan, the 2018 Notes and the 2022 Notes is accelerated, we would not have sufficient liquidity to repay such indebtedness and would need additional sources of capital to do so. We could attempt to obtain additional sources of capital from asset sales, public or private issuances of debt, equity or equity-linked securities, debt for equity swaps, or any combination thereof. However, we cannot provide any assurances that we will be successful in obtaining capital from such transactions on acceptable terms, or at all, and if we fail to obtain sufficient additional capital to repay the outstanding indebtedness and provide sufficient liquidity to meet our operating needs, it may be necessary for us to seek protection from creditors under Chapter 11 of the U.S. Bankruptcy Code, or an involuntary petition for bankruptcy may be filed against us.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common shares by the selling shareholders. We will, however, receive proceeds of any cash exercises of the Warrants which, if received, would be used by us for working capital and general corporate purposes.

SELLING SHAREHOLDERS

General

The registration statement, of which this prospectus forms a part, relates to the registration for resale of up to 72,694,293 common shares, consisting of (i) 2,745,754 common shares that have been issued to the selling shareholders as PIK interest payments on our outstanding 1.75 Lien Term Loans, (ii) up to 46,686,177 shares that may be issued to the selling shareholders as future PIK interest payments on our outstanding 1.5 Lien Notes and 1.75 Lien Term Loans and (iii) up to 23,262,362 shares that may be issued to the selling shareholders upon the exercise of the Warrants held by the selling shareholders.

Under the Registration Rights Agreement, we are required to file a registration statement registering (i) such number of common shares our management reasonably estimates to be issued as PIK interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans and (ii) all of the common shares underlying the Warrants, by September 11, 2017.

The table below sets forth the name of each selling shareholder, the number of our common shares beneficially owned by such selling shareholder as of July 25, 2017, the number of our common shares being offered by such selling shareholder, the number of our common shares such selling shareholder will beneficially own if it sells all of the shares being registered and such selling shareholder’s percentage of ownership of our common shares if all of their shares in the offering are sold.

The shares being offered hereby are being registered to permit public secondary trading. The selling shareholders, including their respective donees, pledgees, transferees, distributees, beneficiaries or other successors-in-interest may offer all or part of the shares for resale from time to time. However, the selling shareholders are under no obligation to resell all or any portion of such shares, nor are the selling shareholders obligated to resell any shares immediately, under this prospectus.

All information with respect to share ownership has been furnished by or on behalf of the selling shareholders. We believe, based on information supplied by the selling shareholders, that except as may otherwise be indicated in the notes to the table below, the selling shareholders have sole voting and investment power with respect to the common shares owned by them. Because the selling shareholders may resell all or part of their shares, no estimates can be given as to the number of common shares that will be held by the selling shareholders upon termination of any offering made hereby. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be held by the selling shareholders.

To our knowledge, no selling shareholder has had any position with, held any office of, or had any other material relationship with us during the past three years, except as described in (i) this prospectus, including in the footnotes to the table below and under “Material Relationships” below, (ii) our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 16, 2017, including Note 13 to our consolidated financial statements, which information is incorporated herein by reference, and (iii) the other documents incorporated herein by reference.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentages of shares beneficially owned are based on 20,411,000 of our common shares outstanding as of July 25, 2017, after giving effect to our reverse share split, as set forth in the following table and more fully described in the applicable footnotes.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options, warrants or rights held by that person that are currently exercisable or exercisable within 60 days of July 25, 2017 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

	Shares beneficially owned prior to offering
Name and address of selling shareholder	Number	Options, warrants or rights exercisable within 60 Days (1)	Number of shares being Offered (2)	Shares beneficially owned after the offering
				Number	Percent
Avenue Energy Opportunities Fund, L.P. (3)	—	—	667,328	—	—
Bank of America, N.A. (4)	—	—	251,014	—	—
Energy Strategic Advisory Services LLC (5)	1,415,708	5,017,922	10,801,259	1,415,708	6.9%
Canadian Imperial Bank of Commerce (6)	3,894	31,403	547,561	3,894	*
Chou Opportunity Fund (7)	—	—	1,342,009	—	—
Chou Associates Fund (8)	—	—	2,660,095	—	—
Chou Bond Fund (9)	—	—	154,848	—	—
Chou Income Fund (10)	—	—	154,848	—	—
Chou RRSP Fund (11)	—	—	625,861	—	—
Advent Capital (No. 3) Ltd (12) (13)	208,792	372,209	608,727	208,792	1.0%
Federated Insurance Company of Canada (12) (14)	—	643,440	1,796,106	—	—
TIG Insurance Company (12) (15)	31,314	1,043,585	1,705,836	31,314	*
TIG Insurance Company (Barbados) Ltd. (12) (16)	—	15,702	273,781	—	—
Fairfax Financial Holdings Master Trust Fund (12) (17)	50,000	764,260	1,546,991	50,000	*
Brit Insurance (Gibraltar) PCC Limited (12) (18)	—	313,680	1,346,817	—	—
Brit Syndicates Limited (12) (19)	—	1,498,471	3,158,997	—	—
Clearwater Select Insurance Company (12) (20)	425,982	441,796	1,813,862	425,982	2.1%
Newline Corporate Name Limited (12) (21)	—	407,253	1,211,545	—	—
Northbridge General Insurance Corporation (12) (22)	337,055	2,342,357	9,039,205	337,055	1.7%
Northbridge Personal Insurance Corporation (12) (23)	—	91,069	1,587,926	—	—
Odyssey Reinsurance Company (12) (24)	398,164	3,223,472	9,090,027	398,164	2.0%
United States Fire Insurance Company (12) (25)	—	119,331	2,080,729	—	—
Wentworth Insurance Company Ltd (12) (26)	—	908,713	4,065,767	—	—
Zenith Insurance Company (CAD) (12) (27)	—	34,544	602,318	—	—
Zenith Insurance Company (US) (12) (28)	277,386	329,571	1,034,945	277,386	1.4%
Advanced Series Trust — AST JPMorgan Strategic Opportunities Portfolio (29)	—	—	3,625	—	—
JPMorgan Strategic Income Opportunities Fund (30)	—	—	270,178	—	—
JPMorgan Tax Aware Income Opportunities Fund (31)	—	—	5,413	—	—
JPMorgan Total Return Fund (32)	—	—	3,369	—	—
Gen IV Investment Opportunities, LLC (33)	—	2,150,538	7,906,735	—	—
Vega Asset Partners, L.P. (34)	—	681,004	1,273,694	—	—
NB Distressed Debt Investment Fund Limited (35)	—	—	229,391	—	—
NB Distressed Debt Master Fund LP (36)	—	—	132,952	—	—
OCM EXCO Holdings LLC (37)	1,321,539	2,831,542	4,700,034	1,321,539	6.5%

*	Less than 1%.
(1)	Does not include shares issuable upon the exercise of the warrants issued by us to ESAS in 2015, which do not become exercisable, if at all, until March 31, 2019. Includes all of the shares underlying the 1.5 Lien Notes Warrants, Amendment Fee Warrants and Commitment Fee Warrants, and in each case assumes a cash exercise of such Warrants.
(2)

The shares subject to resale hereunder will be issued by us prior to any resale of shares pursuant to this prospectus. This registration statement is being filed pursuant to a registration rights agreement under which we agreed to register the resale of (i) such number of common shares our management reasonably estimates to be issued as PIK interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans and (ii) all of the common shares underlying the Warrants. For purposes of this registration statement, including this selling shareholders table, we have assumed that we will issue a maximum aggregate of 49,431,931 common shares as PIK interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans, including common shares previously issued as PIK interest payments under the 1.75 Lien Term Loans, which represents a reasonable estimate by our management of the number of common shares to be issued as PIK interest payments under the 1.75 Lien Term Loans and 1.5 Lien Term Loans based on recent prices of our common shares. For purposes of this selling shareholders table, the maximum number of PIK interest shares (calculated in the manner described above) has been distributed among the selling shareholders pro rata based on their respective holdings of 1.5 Lien Notes and 1.75 Lien Term Loans. The total number of common shares that will be issued under the PIK feature of the 1.5 Lien Notes and 1.75 Lien Term Loans will substantially depend on whether we elect to pay future interest in cash, our common shares or additional indebtedness, prevailing market conditions, available liquidity and the price per share of our common shares, as well as our ability to meet the requirements for making PIK interest payments in our common shares under the indenture governing the 1.5 Lien Notes and the credit agreement governing the 1.75 Lien Term Loans.
(3)	Marc Lasry is the Chairman and Chief Executive Officer of Avenue Energy Opportunities Fund, L.P. and has the power to direct the affairs of Avenue Energy Opportunities Fund, L.P. The number of shares offered hereby represents (i) 51,994 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans and (ii) up to 615,334 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto. The business address of Avenue Energy Opportunities Fund, L.P. is 399 Park Avenue, 6th Floor, New York, New York 10022.
(4)	The number of shares offered hereby represents (i) 19,558 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans and (ii) up to 231,456 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto. The business address of Bank of America, N.A. is 214 N. Tryon Street, Charlotte, North Carolina 28255.
(5)	ESAS is the selling shareholder. ESAS is owned by Bluescape Energy Recapitalization and Restructuring Fund III LP, or Bluescape Fund, and the Fund is directed by its general partner, Bluescape Energy Partners III GP LLC, or Bluescape. Mr. Charles John Wilder, Jr. serves as the sole manager of Bluescape and has the power to direct the affairs of Bluescape. The number of shares offered hereby represents (i) 192,609 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans, (ii) up to 5,590,728 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (iii) up to 5,017,922 common shares issuable upon the exercise of 1.5 Lien Notes Warrants (assuming a cash exercise). The business address for ESAS is 200 Crescent Court, Suite 1900, Dallas, Texas 75201.
(6)	The number of shares offered hereby represents (i) 40,216 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans, (ii) up to 475,942 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (iii) up to 31,403 common shares issuable upon the exercise of Amendment Fee Warrants (assuming a cash exercise). The business address for Canadian Imperial Bank of Commerce is c/o Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7.

V. Prem Watsa is the President of 810679 Ontario Ltd. Roger Lace is the President of Drax Holdings Limited. Brian Bradstreet is the President of The Bradstreet Family Foundation. On April 1, 2016, Canadian Imperial Bank of Commerce entered into a Participation Agreement with 810679 Ontario Ltd., Drax Holdings Limited and The Bradstreet Family Foundation, or collectively, the Participants, whereby Canadian Imperial Bank of Commerce granted participation to the Participants in all or a portion of its rights with respect to the Exchange Term Loan. Canadian Imperial Bank of Commerce’s interest in the Exchange Term Loan was exchanged for 1.75 Lien Term Loans and Amendment Fee Warrants in March 2017 as described above.

(7)	Chou America Management Inc. has the power to direct the affairs of Chou Opportunity Fund, and Francis Chou has the power to direct the affairs of Chou America Management Inc. as its Fund Manager. The number of shares offered hereby represents (i) 104,561 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans and (ii) up to 1,237,448 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto. The business address for Chou Opportunity Fund is 110 Sheppard Avenue East, Suite 301, Box 18, Toronto, Ontario, M2N6Y8.
(8)	Chou Associates Management Inc. has the power to direct the affairs of Chou Associates Fund, and Francis Chou has the power to direct the affairs of Chou Associates Management Inc. as its Fund Manager. The number of shares offered hereby represents (i) 207,258 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans and (ii) up to 2,452,837 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto. The business address for Chou Associates Fund is 110 Sheppard Avenue East, Suite 301, Box 18, Toronto, Ontario, M2N6Y8.
(9)	Chou Associates Management Inc. has the power to direct the affairs of Chou Bond Fund, and Francis Chou has the power to direct the affairs of Chou Associates Management Inc. as its Fund Manager. The number of shares offered hereby represents (i) 12,065 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans and (ii) up to 142,783 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto. The business address for Chou Bond Fund is 110 Sheppard Avenue East, Suite 301, Box 18, Toronto, Ontario, M2N6Y8.
(10)	Chou America Management Inc. has the power to direct the affairs of Chou Income Fund, and Francis Chou has the power to direct the affairs of Chou America Management Inc. as its Fund Manager. The number of shares offered hereby represents (i) 12,065 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans and (ii) up to 142,783 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto. The business address for Chou Income Fund is 110 Sheppard Avenue East, Suite 301, Box 18, Toronto, Ontario, M2N6Y8.
(11)	Chou Associates Management Inc. has the power to direct the affairs of Chou RRSP Fund, and Francis Chou has the power to direct the affairs of Chou Associates Management Inc. as its Fund Manager. The number of shares offered hereby represents (i) 48,763 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans and (ii) up to 577,098 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto. The business address for Chou RRSP Fund is 110 Sheppard Avenue East, Suite 301, Box 18, Toronto, Ontario, M2N6Y8.
(12)	V. Prem Watsa is the Chairman of the board of directors of Fairfax Financial. Each of 1109519 Ontario Limited, or 1109519, The Sixty Two Investment Company Limited, or Sixty Two, 810679 Ontario Limited or 810679, and Prenstin Holdings Limited, or Prenstin, and, together with 1109519, Sixty Two and 810679, the Watsa Entities, are controlled by V. Prem Watsa. V. Prem Watsa, together with the Watsa Entities, control approximately 42.6% of the total votes attached to all voting shares of Fairfax Financial. V. Prem Watsa is Chairman and Chief Executive Officer of Hamblin Watsa. Hamblin Watsa is a wholly-owned subsidiary of Fairfax Financial, and is the investment manager of Fairfax Financial Holdings Master Trust Fund and as such has voting and dispositive power with respect to the shares of common stock held by Fairfax Financial Holdings Master Trust Fund. Brit Insurance (Gibraltar) PCC Limited and Brit Syndicates Limited are wholly-owned subsidiaries of Brit Insurance Holdings Limited, which is a wholly-owned subsidiary of Brit Limited. Fairfax Financial is the majority shareholder of Brit Limited. Newline Corporate Name Limited, Clearwater Select Insurance Company, Odyssey Reinsurance Company, Zenith Insurance Company (a U.S. entity), United States Fire Insurance Company, Zenith Insurance Company (a Canadian entity), Northbridge Personal Insurance Corporation, Northbridge General Insurance Corporation, Federated Insurance Company of Canada, TIG Insurance (Barbados) Limited, Wentworth Insurance Company Ltd., Advent Capital (No. 3) Ltd and TIG Insurance Company are indirect wholly-owned subsidiaries of Fairfax Financial.

(13)	The number of shares offered hereby represents (i) up to 236,518 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (ii) up to 358,423 common shares issuable upon the exercise of 1.5 Lien Notes Warrants (assuming a cash exercise) and 14,286 common shares issuable upon the exercise of Commitment Fee Warrants (assuming a cash exercise). The business address for Advent Capital (No. 3) Ltd is c/o Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7.
(14)	The number of shares offered hereby represents (i) 60,324 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans, (ii) up to 1,092,342 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (iii) up to 573,477 common shares issuable upon the exercise of 1.5 Lien Notes Warrants (assuming a cash exercise), 47,105 common shares issuable upon the exercise of Amendment Fee Warrants (assuming a cash exercise) and 22,858 common shares issuable upon the exercise of Commitment Fee Warrants (assuming a cash exercise). The business address for Federated Insurance Company of Canada is c/o Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7.
(15)	The number of shares offered hereby represents (i) up to 662,251 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (ii) up to 1,003,585 common shares issuable upon the exercise of 1.5 Lien Notes Warrants (assuming a cash exercise) and 40,000 common shares issuable upon the exercise of Commitment Fee Warrants (assuming a cash exercise). The business address for TIG Insurance Company is c/o Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7.
(16)	The number of shares offered hereby represents (i) 20,108 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans, (ii) up to 237,971 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (iii) up to 15,702 common shares issuable upon the exercise of Amendment Fee Warrants (assuming a cash exercise). The business address for TIG Insurance Company (Barbados) Ltd. is c/o Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7.
(17)	The number of shares offered hereby represents (i) 24,130 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans, (ii) up to 758,601 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (iii) up to 716,846 common shares issuable upon the exercise of 1.5 Lien Notes Warrants (assuming a cash exercise), 18,842 common shares issuable upon the exercise of Amendment Fee Warrants (assuming a cash exercise) and 28,572 common shares issuable upon the exercise of Commitment Fee Warrants (assuming a cash exercise). The business address for Fairfax Financial Holdings Master Trust Fund is c/o Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7.
(18)	The number of shares offered hereby represents (i) 67,596 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans, (ii) up to 965,541 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (iii) up to 250,897 common shares issuable upon the exercise of 1.5 Lien Notes Warrants (assuming a cash exercise), 52,783 common shares issuable upon the exercise of Amendment Fee Warrants (assuming a cash exercise) and 10,000 common shares issuable upon the exercise of Commitment Fee Warrants (assuming a cash exercise). The business address for Brit Insurance (Gibraltar) PCC Limited is c/o Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7.
(19)

The number of shares offered hereby represents (i) 57,509 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans, (ii) up to 1,603,017 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (iii) up to 1,397,850 common shares issuable upon the exercise of 1.5 Lien Notes Warrants (assuming a cash exercise), 44,906 common shares issuable upon the exercise of Amendment Fee Warrants (assuming a cash exercise) and 55,715 common shares issuable upon the exercise of Commitment Fee

Warrants (assuming a cash exercise). The business address for Brit Syndicates Limited is c/o Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7.
(20)	The number of shares offered hereby represents (i) 88,476 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans, (ii) up to 1,283,590 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (iii) up to 358,423 common shares issuable upon the exercise of 1.5 Lien Notes Warrants (assuming a cash exercise), 69,087 common shares issuable upon the exercise of Amendment Fee Warrants (assuming a cash exercise) and 14,286 common shares issuable upon the exercise of Commitment Fee Warrants (assuming a cash exercise). The business address for Clearwater Select Insurance Company is c/o Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7.
(21)	The number of shares offered hereby represents (i) 44,238 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans, (ii) up to 760,054 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (iii) up to 358,423 common shares issuable upon the exercise of 1.5 Lien Notes Warrants (assuming a cash exercise), 34,544 common shares issuable upon the exercise of Amendment Fee Warrants (assuming a cash exercise) and 14,286 common shares issuable upon the exercise of Commitment Fee Warrants (assuming a cash exercise). The business address for Newline Corporate Name Limited is c/o Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7.
(22)	The number of shares offered hereby represents (i) 422,265 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans, (ii) up to 6,274,583 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (iii) up to 1,935,484 common shares issuable upon the exercise of 1.5 Lien Notes Warrants (assuming a cash exercise), 329,730 common shares issuable upon the exercise of Amendment Fee Warrants (assuming a cash exercise) and 77,143 common shares issuable upon the exercise of Commitment Fee Warrants (assuming a cash exercise). The business address for Northbridge General Insurance Corporation is c/o Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7.
(23)	The number of shares offered hereby represents (i) 116,626 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans, (ii) up to 1,380,231 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (iii) up to 91,069 common shares issuable upon the exercise of Amendment Fee Warrants (assuming a cash exercise). The business address for Northbridge Personal Insurance Corporation is c/o Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7.
(24)	The number of shares offered hereby represents (i) 309,661 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans, (ii) up to 5,556,894 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (iii) up to 2,867,384 common shares issuable upon the exercise of 1.5 Lien Notes Warrants (assuming a cash exercise), 241,802 common shares issuable upon the exercise of Amendment Fee Warrants (assuming a cash exercise) and 114,286 common shares issuable upon the exercise of Commitment Fee Warrants (assuming a cash exercise). The business address for Odyssey Reinsurance Corporation is c/o Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7.
(25)	The number of shares offered hereby represents (i) 152,820 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans, (ii) up to 1,808,578 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (iii) up to 119,331 common shares issuable upon the exercise of Amendment Fee Warrants (assuming a cash exercise). The business address for United States Fire Insurance Company is c/o Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7.

(26)	The number of shares offered hereby represents (i) 209,122 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans, (ii) up to 2,947,932 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (iii) up to 716,846 common shares issuable upon the exercise of 1.5 Lien Notes Warrants (assuming a cash exercise), 163,295 common shares issuable upon the exercise of Amendment Fee Warrants (assuming a cash exercise) and 28,572 common shares issuable upon the exercise of Commitment Fee Warrants (assuming a cash exercise). The business address for Wentworth Insurance Company Ltd is c/o Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7.
(27)	The number of shares offered hereby represents (i) 44,238 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans, (ii) up to 523,536 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (iii) up to 34,544 common shares issuable upon the exercise of Amendment Fee Warrants (assuming a cash exercise). The business address for Zenith Insurance Company (CAD) is c/o Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7.
(28)	The number of shares offered hereby represents (i) 40,217 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans, (ii) up to 665,157 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (iii) up to 286,739 common shares issuable upon the exercise of 1.5 Lien Notes Warrants (assuming a cash exercise), 31,403 common shares issuable upon the exercise of Amendment Fee Warrants (assuming a cash exercise) and 11,429 common shares issuable upon the exercise of Commitment Fee Warrants (assuming a cash exercise). The business address for Zenith Insurance Company (US) is c/o Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7.
(29)	The number of shares offered hereby represents (i) 283 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans and (ii) up to 3,342 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto.
(30)	The number of shares offered hereby represents (i) 21,051 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans and (ii) up to 249,127 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto.
(31)	The number of shares offered hereby represents (i) 422 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans and (ii) up to 4,991 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto.
(32)	The number of shares offered hereby represents (i) 263 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans and (ii) up to 3,106 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto.
(33)	Gen IV Investment Opportunities, LLC is managed by LSP Generation IV, LLC, its managing director. Paul Segal serves as President of LSP Generation IV, LLC and has the power to direct the affairs of LSP Generation IV, LLC. The number of shares offered hereby represents (i) 337,918 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans, (ii) up to 5,418,279 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (iii) up to 2,150,538 common shares issuable upon the exercise of 1.5 Lien Notes Warrants (assuming a cash exercise). The business address for Gen IV Investment Opportunities, LLC is 1700 Broadway, 35th Floor, New York, NY 10019.
(34)	Vega Asset Partners, L.P. is managed by Vega Energy GP, LLC, its general partner. Paul Segal serves as President of Vega Energy GP, LLC and has the power to direct the affairs of Vega Energy GP, LLC. The number of shares offered hereby represents (i) 11,166 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans, (ii) up to 581,524 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (iii) up to 681,004 common shares issuable upon the exercise of 1.5 Lien Notes Warrants (assuming a cash exercise). The business address for Vega Asset Partners, L.P. is 1700 Broadway, 35th Floor, New York, NY 10019.

(35)	The number of shares offered hereby represents (i) 17,873 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans and (ii) up to 211,518 common shares that may be issued as PIK payments on the 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto. Voting and investment control over the shares to be held by NB Distressed Debt Investment Fund Limited will be exercised by Michael Holmberg of Neuberger Berman Investment Advisers LLC, or NBIA, its investment manager. NBIA is an affiliate of Neuberger Berman BD LLC, a U.S. registered broker-dealer. The business address of NB Distressed Debt Investment Fund Limited is c/o Neuberger Berman Investment Advisers LLC, 190 South LaSalle Street, Suite 2400, Chicago, Illinois 60603.
(36)	The number of shares offered hereby represents (i) 10,359 common shares previously issued as a PIK payment on the 1.75 Lien Term Loans and (ii) up to 122,593 common shares that may be issued as PIK payments on the 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto. Voting and investment control over the shares to be held by NB Distressed Debt Master Fund LP will be exercised by Michael Holmberg of NBIA, its investment manager. NBIA is an affiliate of Neuberger Berman BD LLC, a U.S. registered broker-dealer. The business address of NB Distressed Debt Master Fund LP is c/o Neuberger Berman Investment Advisers LLC, 190 South LaSalle Street, Suite 2400, Chicago, Illinois 60603.
(37)	OCM Opportunities Fund V, L.P., or Opps V, OCM Opportunities Fund VI, L.P., or Opps VI, and OCM Opportunities Fund VII, L.P., or Opps VII, are the members of OCM EXCO Holdings, LLC, or EXCO Holdings. OCM Opportunities Fund V GP, L.P., or Opps V GP, is the general partner of Opps V. OCM Opportunities Fund VI GP, L.P., Opps VI GP, is the general partner of Opps VI. OCM Opportunities Fund VII GP, L.P., or Opps VII GP, is the general partner of Opps VII. OCM Opportunities Fund VII GP, Ltd., or Opps VII Ltd., is the general partner of Opps VII GP. Oaktree Value Opportunities Fund GP, L.P., or VOF GP, is the general partner of Oaktree Value Opportunities Fund Holdings, L.P., or VOF. Oaktree Value Opportunities Fund GP, Ltd., or VOF Ltd., is the general partner of VOF GP.

OCM Principal Opportunities Fund III GP, L.P., or POF 3 GP, is the general partner of each of OCM Principal Opportunities Fund III, L.P., or POF 3, and OCM Principal Opportunities Fund IIIA, L.P., or POF 3A. OCM Principal Opportunities Fund IV Delaware GP, Inc., or POF 4D GP, is the general partner of OCM Principal Opportunities Fund IV Delaware, L.P., or POF 4D. OCM Principal Opportunities Fund IV, L.P., or POF 4, is the sole shareholder of POF 4D GP. OCM Principal Opportunities Fund IV GP, L.P., or POF 4 GP, is the general partner of POF 4. OCM Principal Opportunities Fund IV GP, Ltd., or POF 4 Ltd., is the general partner of POF 4 GP, Oaktree Capital Management, L.P., or OCM, is the sole director of each of Opps VII Ltd., VOF Ltd. and POF 4 Ltd. Oaktree Holdings, Inc. is the general partner of OCM. Oaktree Fund GP I, L.P., or GPI, is the sole shareholder of each of Opps VII Ltd., VOF Ltd. and POF 4 Ltd. and is the general partner of each of Opps V GP, Opps VI GP and POF 3 GP.

Oaktree Capital I, L.P. is the general partner of GPI. The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The managing member of Oaktree Holdings, LLC and the sole shareholder of Oaktree Holdings, Inc. is Oaktree Capital Group, LLC. The duly elected manager of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings GP, LLC. Oaktree Capital Group Holdings GP, LLC is managed by an executive committee consisting of Howard S. Marks, Bruce A. Karsh, Sheldon M. Stone, John B. Frank, and Jay S. Wintrob, or the OCGH GP Members. In such capacity, the OCGH GP Members may be deemed to have indirect beneficial ownership of the common shares held directly by EXCO Holdings, VOF, POF 3, POF 3A and POF 4D, or, together, the Oaktree Shareholders. Each OCGH GP Member and each of the partners, managing members, directors and managers described above expressly disclaims beneficial ownership of the common shares held directly by the Oaktree Shareholders, except to the extent of his or its pecuniary interests therein.

The number of shares offered hereby represents (i) up to 1,868,492 common shares that may be issued as PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans based on the assumptions set forth in Footnote 2 hereto and (ii) up to 2,831,542 common shares issuable upon the exercise of 1.5 Lien Notes Warrants (assuming a cash exercise).

The business address for EXCO Holdings is c/o Oaktree Capital Management, L.P., 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

The selling shareholders, or their respective affiliates, set forth in the table above may participate from time to time in equity or debt financing arrangements with us or our subsidiaries.

Material Relationships

The Refinancing Transaction

Related Parties. As described above under “Summary — The Refinancing Transaction,” certain of the Commitment Parties participated in the offering of the 1.5 Lien Notes and the Warrants, and certain affiliates of Fairfax Financial, certain affiliates of Gen IV and ESAS participated in the Second Lien Term Loan Exchange. In addition, certain of these entities are related parties to members of our board of directors, and certain of our directors may have direct or indirect interests in holdings of the 1.5 Lien Notes, 1.75 Lien Term Loans and/or the Warrants, including:

•	Samuel Mitchell, a member of our Board of Directors, serves as a Managing Director of Hamblin Watsa, wholly owned subsidiary of Fairfax Financial, and certain affiliates of Fairfax Financial hold, directly or indirectly, $151.0 million in aggregate principal amount of 1.5 Lien Notes and approximately $412.1 million in aggregate principal amount of 1.75 Lien Term Loans, as well as 1.5 Lien Notes Warrants representing the right to purchase an aggregate of up to 10,824,377 common shares (assuming a cash exercise) at an exercise price equal to $13.95 per share, Commitment Fee Warrants representing the right to purchase an aggregate of up to 431,433 common shares (assuming a cash exercise) at an exercise price equal to $0.01 per share and Amendment Fee Warrants representing the right to purchase an aggregate of up to 1,294,143 common shares (assuming a cash exercise) at an exercise price equal to $0.01. In connection with our June 20, 2017 interest payment on our 1.75 Lien Term Loans in PIK common shares, certain affiliates of Fairfax Financial were issued 1,657,330 of our common shares. Certain affiliates of Fairfax Financial are also the beneficial owners of approximately 46.9% of our common shares based on public filings with the SEC and our internal records.

•	John Wilder, a member of our Board of Directors, serves as the sole manager and has the power to direct the affairs of Bluescape, which serves as the general partner of and directs Bluescape Fund, the owner of ESAS. ESAS holds $70.0 million in aggregate principal amount of 1.5 Lien Notes and approximately $47.9 million in aggregate principal amount of 1.75 Lien Term Loans, as well as 1.5 Lien Notes Warrants representing the right to purchase an aggregate of up to 5,017,922 common shares (assuming a cash exercise) at an exercise price equal to $13.95 per share. In connection with our June 20, 2017 interest payment on our 1.75 Lien Term Loans in PIK common shares, ESAS was issued 192,609 of our common shares. ESAS is the beneficial owner of approximately 24.1% of our common shares based on public filings with the SEC and our internal records.

•	B. James Ford, a member of our Board of Directors, serves as a Senior Advisor of Oaktree. Certain affiliates of Oaktree hold, directly or indirectly, $39.5 million in aggregate principal amount of 1.5 Lien Notes and 1.5 Lien Notes Warrants representing the right to purchase an aggregate of up to 2,831,542 common shares (assuming a cash exercise) at an exercise price equal to $13.95 per share. Certain affiliates of Oaktree are also the beneficial owners of approximately 20.0% of our common shares based on public filings with the SEC.

PIK Payments. Each of the 1.5 Lien Indenture and the 1.75 Lien Term Loan Credit Agreement allows us, on the terms and conditions described below, to make PIK interest payments on the 1.5 Lien Notes and the 1.75 Lien Term Loans, as applicable, in common shares, or, in certain circumstances, additional 1.5 Lien Notes or 1.75 Lien Term Loans, as applicable.

Under the 1.5 Lien Indenture and the 1.75 Lien Term Loan Credit Agreement, the price of our common shares for determining PIK payments is based on the trailing 20-day volume weighted average price on the

Determination Date (as defined in the 1.5 Lien Indenture or the 1.75 Lien Term Loan Credit Agreement, as applicable).

Our ability to make PIK payments in our common shares under the 1.5 Lien Notes and 1.75 Lien Term Loans is subject to the following conditions, among others: (i) the issuance of our common shares as a PIK payment shall not result in a beneficial owner of the 1.5 Lien Notes or 1.75 Lien Term Loans, as applicable, such beneficial owner’s affiliates and any person subject to aggregation with such beneficial owner or its affiliates under Sections 13(d) and 14(d) of the Exchange Act beneficially owning (as defined in Rules 13d-3 or 13d-5 under the Exchange Act, except that for purposes of this clause (i) such holder shall be deemed to have “beneficial ownership” of all shares that any such holder has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of our voting capital stock or any of our direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets) (we refer to such limitation on beneficial ownership as Beneficial Ownership Limitation herein), (ii) the number of common shares issued as a PIK payment shall not exceed the amount of common shares that we are authorized to issue under our charter and (iii) the common shares issued as a PIK payment shall be (a) listed on the NYSE or any other exchange on which our common shares are then listed or the over the counter market and (b) duly authorized, validly issued and non-assessable, and the issuance of such PIK common shares shall not be subject to any preemptive or similar rights. If the foregoing conditions are not met and we otherwise have the ability to elect to make PIK interest payments, we may make PIK interest payments in additional 1.5 Lien Notes or 1.75 Lien Term Loans, as applicable.

Prior to December 31, 2018, we may make PIK payments on the 1.5 Lien Notes and the 1.75 Lien Term Loans in our sole discretion. After December 31, 2018, we are permitted to make PIK payments only in the following percentages of interest due based on our liquidity, which is defined as (i) the sum of (a) our unrestricted cash and cash equivalents and (b) any amounts available to be borrowed under the EXCO Resources Credit Agreement (to the extent then available and including any replacement or refinancing thereof) less (ii) the face amount of any letters of credit outstanding under the EXCO Resources Credit Agreement (including any replacement or refinancing thereof):

Liquidity Level	PIK Payment Percentage
Less than $150 million	100%
$150 million or greater but less than $175 million	75%
$175 million or greater but less than $200 million	50%
$200 million or greater but less than $225 million	25%
$225 million or greater	0%

Warrants. In connection with the offering of the 1.5 Lien Notes and the Second Lien Term Loan Exchange, we issued the 1.5 Lien Notes Warrants, the Commitment Fee Warrants and the Amendment Fee Warrants, with the aggregate number of Common Shares underlying such Warrants and the exercise price of such Warrants as follows:

Warrant Series	Aggregate Number of Common Shares Underlying Warrants (Assuming Cash Exercise)	Per Share Exercise Price of Warrants
1.5 Lien Notes Warrants	21,505,383	$13.95
Commitment Fee Warrants	431,433	$0.01
Amendment Fee Warrants	1,325,546	$0.01

Of the total number of Warrants issued:

•	certain affiliates of Fairfax Financial and Hamblin Watsa were issued 1.5 Lien Notes Warrants representing the right to purchase an aggregate of up to 10,824,377 common shares (assuming a cash exercise), Commitment Fee Warrants representing the right to purchase an aggregate of up to 431,433 common shares (assuming a cash exercise) and Amendment Fee Warrants representing the right to purchase an aggregate of up to 1,294,143 common shares (assuming a cash exercise);

•	ESAS was issued 1.5 Lien Notes Warrants representing the right to purchase an aggregate of up to 5,017,922 common shares (assuming a cash exercise), a cash commitment fee of $2.1 million and a cash amendment fee of approximately $1.6 million; and

•	certain affiliates of Oaktree were issued 1.5 Lien Notes Warrants representing the right to purchase an aggregate of up to 2,831,542 common shares (assuming a cash exercise) and a cash commitment fee of approximately $1.2 million.

Each series of Warrants was issued under a different form of warrant agreement, but other than the per share exercise price of the Warrants and the persons to whom the Warrants were issued, the terms and conditions of the Warrants are substantially the same among all three series.

Subject to certain exceptions and limitations, the Warrants may not be exercised if, as a result of such exercise, the beneficial ownership of such holder of such Warrant or its affiliates and any other person subject to aggregation with such holder or its affiliates under Sections 13(d) 14(d) of the Exchange Act would exceed the Beneficial Ownership Limitation.

Each of the Warrants has an exercise term lasting until May 31, 2022, and may be exercised by cash or cashless exercise, provided that we may require cashless exercise if the cash exercise of any Warrant would negatively impact our ability to utilize net operating losses for U.S. federal income tax purposes.

The 1.5 Lien Notes Warrants are subject to an anti-dilution adjustment in the event that we issue common share equivalents at an effective price per share less than the applicable exercise price of the 1.5 Lien Notes Warrants. The Commitment Fee Warrants and the Amendment Fee Warrants are subject to an anti-dilution adjustment in the event that we issue common share equivalents at an effective price per share less than $10.50 per share. In addition, all of the Warrants are subject to customary anti-dilution adjustments in the event of share splits, dividends, subdivisions, combinations, reclassifications or other similar events.

Registration Rights Agreement. Simultaneously with the closing of the offering of the 1.5 Lien Notes and the Second Lien Term Loan Exchange, we entered into a registration rights agreement with the holders of the 1.5 Lien Notes, 1.75 Lien Term Loans and Warrants, dated as of March 15, 2017, pursuant to which we agreed, upon certain terms and conditions, to file a registration statement to register the resale of (i) such number of common shares our management reasonably estimates to be issued as PIK interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans and (ii) all of the common shares underlying the Warrants, by September 11, 2017. In addition, the Registration Rights Agreement provides certain incidental “piggy-back” registration rights, which generally allow the holders of the 1.5 Lien Notes, 1.75 Lien Term Loans and Warrants to participate in registered offerings of our common shares that are initiated by us or on behalf of other holders of our securities.

Contractual Preemptive Right. As part of the offering of the 1.5 Lien Notes, the Commitment Parties were granted a contractual preemptive right that generally provides such parties, subject to certain conditions, to purchase all or any portion of common shares that we propose to issue in certain offerings for cash in the future.

Additional Information Concerning the Refinancing Transaction. The foregoing summary of the offering of the 1.5 Lien Notes, the Second Lien Term Loan Exchange and the offering of the Warrants, as well as the agreements related thereto, does not purport to be complete, and is qualified in its entirety by reference to the disclosure contained in, and exhibits attached to, our Current Report on Form 8-K, dated March 15, 2017 and filed with the SEC on March 15, 2017, which is incorporated by reference herein.

Fairfax Second Lien Term Loan

On October 19, 2015, as part of a series of transactions by which we restructured a portion of our indebtedness, we entered into the Fairfax Term Loan, pursuant to which, on October 26, 2015, the lenders party thereto issued us $300.0 million in aggregate principal amount of senior secured second lien term loans, the proceeds of which were used to repay outstanding indebtedness under the EXCO Resources Credit Agreement. In addition, affiliates of Fairfax Financial were the record holders of approximately $112.1 million in principal amount of the Exchange Term Loan as of December 31, 2016. As an administrative agent of the Fairfax Term Loan, Fairfax Financial received a one-time fee of $6.0 million from us upon closing. For the year ended December 31, 2016, Fairfax Financial received $49.9 million of interest payments under the Fairfax Term Loan and Exchange Term Loan. As described above, the Fairfax Term Loan was deemed repaid in full in connection with the Second Lien Term Loan Exchange, and the portion of the Exchange Term Loan held by affiliates of Fairfax Financial was exchanged for 1.75 Lien Term Loans in connection with the Second Lien Term Loan Exchange.

Mr. Mitchell, a member of our Board of Directors, is a Managing Director of Hamblin Watsa and a member of Hamblin Watsa’s investment committee, which consists of seven members that manage the investment portfolio of Fairfax Financial. Based on filings with the SEC and our internal records, Fairfax Financial is the beneficial owner of approximately 46.9% of our outstanding common shares.

Exchange Second Lien Term Loan

On October 19, 2015, in connection with the Fairfax Term Loan and our restructuring transactions, we also entered into the Exchange Term Loan, pursuant to which on October 26, 2015 and November 4, 2015, the lenders party thereto issued us $291.3 million and $108.7 million, respectively, in aggregate principal amount of senior secured second lien term loans, the proceeds of which were used to repurchase a portion of our outstanding unsecured notes.

In the first quarter of 2016, ESAS entered into an agreement with an unaffiliated lender under the Exchange Term Loan, pursuant to which the lender made periodic payments to ESAS or received periodic payments from ESAS based on changes in the market value of the Exchange Term Loan, and the lender made periodic payments to ESAS based on the interest rate of the Exchange Term Loan. As of December 31, 2016, the agreement effectively provided ESAS with the economic consequences of ownership of approximately $47.9 million in principal amount of the Exchange Term Loan without direct ownership of, or consent rights with respect to, the Exchange Term Loan. In January 2017, ESAS irrevocably purchased and assumed all the rights and obligations from this unaffiliated lender and became a direct lender under a portion of the Exchange Term Loan. As described above, the portion of the Exchange Term Loan held by ESAS was exchanged for 1.75 Lien Term Loans in connection with the Second Lien Term Loan Exchange.

Mr. Wilder, the Executive Chairman of our Board of Directors, serves as the sole manager and has the power to direct the affairs of Bluescape, which serves as the general partner of and directs Bluescape Fund, the owner of ESAS, and may be deemed to share ESAS’ interest in the Exchange Term Loan or our common shares. Based on public filings with the SEC and our internal records, ESAS is the beneficial owner of approximately 24.1% of our outstanding common shares.

Services and Investment Agreement

On March 31, 2015, we and ESAS entered into a services and investment agreement. Pursuant to the services and investment agreement, on March 31, 2015, ESAS began providing strategic advisory services to us that will continue until the earlier of termination of the services and investment agreement and March 31, 2019. As consideration for the services provided under the services and investment agreement, we agreed to pay ESAS a monthly fee of $300,000 and an annual incentive payment of between zero and $2.4 million per year that will be based on our common share price achieving certain performance hurdles as compared to a peer group under the terms of the services and investment agreement.

In addition, in connection with the entry into the services and investment agreement, we issued to ESAS the following warrants: a warrant exercisable for 1 million of our common shares with a strike price of $41.25 per share and a term of 49 months, a warrant exercisable for approximately 1.3 million common shares with a strike price of $60.00 per share and a term of 60 months, a warrant exercisable for approximately 1.3 million common shares with a strike price of $105.00 per share and a term of 72 months, and a warrant exercisable for approximately 1.6 million common shares with a strike price of $150.00 per share and a term of 72 months. The exercisability of these warrants is subject to our share price achieving certain performance hurdles as compared to a peer group under the terms of the warrants. We also issued ESAS approximately 392,157 common shares and ESAS agreed to acquire additional common shares in open market purchases such that ESAS would own common shares with an aggregate cost basis of at least $50 million as of the first anniversary of the closing date. ESAS completed these open market purchases in December 2015.

Pursuant to the services and investment agreement, on September 8, 2015, we and ESAS entered into a nomination letter agreement. The nomination letter agreement provides that, during the term of the services and investment agreement, ESAS will have the right to nominate one director for election to our board of directors. Pursuant to the services and investment agreement, Mr. Wilder was appointed as a member of our board of directors and as the nominee of ESAS under the nomination letter agreement.

Under the terms of the services and investment agreement, we also entered into a registration rights agreement with ESAS pursuant to which we agreed to prepare and file a resale registration statement with respect to the common shares that we issued to ESAS, as well as the warrants issued to ESAS and the common shares underlying such warrants. We filed these registration statements in April 2015 and September 2015, respectively, and they were declared effective by the SEC in July 2015 and October 2015, respectively.

For additional information concerning the services and investment agreement, the warrants and the nomination letter agreement, please see our Current Report on Form 8-K, dated March 31, 2015 and filed with the SEC on April 2, 2015, as amended by Amendment No. 1 to Current Report on Form 8-K, filed with the SEC on May 26, 2015, and our Current Report on Form 8-K, dated September 8, 2015 and filed with the SEC on September 9, 2015, each of which is incorporated by reference herein.

Prior Registration Rights Agreements

Certain of the selling shareholders are parties to a registration rights agreement entered into on October 3, 2005, as amended and restated on December 30, 2005, or the 2005 Registration Rights Agreement, by and among EXCO Holdings Inc. (our predecessor by merger) and the Initial Holders (as defined therein). In addition, certain of our common shares acquired in the future by the holders of registrable securities under the 2005 Registration Rights Agreement will be covered by such agreement. Certain selling shareholders also have registration rights pursuant to a registration rights agreement entered into on March 28, 2007, or the 2007 Registration Rights Agreement.

For additional information concerning the 2005 Registration Rights Agreement, please see our Current Report on Form 8-K dated February 8, 2006 and filed with the SEC on February 21, 2006 and our Current Report on Form 8-K dated January 17, 2014 and filed with the SEC on January 21, 2014, each of which is incorporated by reference herein. For additional information concerning the 2007 Registration Rights Agreement, please see our Current Report on Form 8-K dated September 28, 2007 and field with the SEC on September 28, 2007, which is incorporated by reference herein.

Oaktree Letter Agreement

Pursuant to a letter agreement that we entered into in March 2007 with funds managed by Oaktree, including OCM EXCO Holdings LLC, Oaktree has the right to nominate one director for election at any annual meeting of shareholders, provided that Oaktree’s nomination right is contingent upon Oaktree beneficially owning at least 666,667 of our common shares. Oaktree currently beneficially owns more than 666,667 of our common shares and has nominated B. James Ford for election to our board of directors at our upcoming annual meeting of shareholders to be held on May 31, 2017.

For additional information concerning this letter agreement, please see our Current Report on Form 8-K dated March 28, 2007 and filed with the SEC on April 2, 2007, which is incorporated by reference herein.

PLAN OF DISTRIBUTION

We are registering the common shares offered hereby to permit the resale of these shares by the selling shareholders, which as used herein includes donees, pledgees, transferees, distributees, beneficiaries or other successors-in-interest selling common shares or interests in common shares received after the date of this prospectus from the selling shareholders as a gift, pledge, partnership distribution or other transfer, from time to time. We will not receive any of the proceeds from the sale by the selling shareholders of the common shares; however we will receive the proceeds of any cash exercise of the Warrants. We will bear all fees and expenses incident to our obligation to register the common shares. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

The selling shareholders may sell all or a portion of the common shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents or otherwise. The selling shareholders will act independently of us in making decisions regarding the timing, manner and size of each sale. If the common shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, at negotiated prices or otherwise. These sales may be effected in transactions, which may involve, without limitation:

•	one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the common shares as an agent but may position and resell a portion of the block as a principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer or market maker as principal and resale by the broker-dealer for its account;

•	an exchange distribution or over the counter market transaction;

•	through distribution by a selling shareholder or its successor in interest to its members, general or limited partners or shareholders (or their respective members, general or limited partners or shareholders);

•	privately negotiated transactions;

•	short sales;

•	the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	sales pursuant to Rule 144 promulgated under the Securities Act;

•	broker-dealers may agree with the selling shareholder(s) to sell a specified number of such shares at a stipulated price per share;

•	underwritten offerings;

•	distributions to creditors and equity holders of us or the selling shareholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts or concessions from the selling shareholders or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of common shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging in positions they assume. The selling shareholders may also sell common shares short and deliver common shares covered by a prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge common shares to broker-dealers that in turn may sell such shares.

In connection with sales of the common shares or otherwise, the selling shareholders may enter into sale, forward sale and derivative transactions with third parties, or may sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those sale, forward sale or derivative transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the common shares. The third parties also may use shares received under those sale, forward sale or derivative arrangements or shares pledged by the selling shareholders or borrowed from the selling shareholders or others to settle such third-party sales or to close out any related open borrowings of common shares. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus is a part).

The aggregate proceeds to the selling shareholders from the sale of the common shares offered by them will be the purchase price of the common shares less discounts, concessions or commissions, if any. The selling shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from this offering except that we will receive the proceeds from any cash exercise of the Warrants.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that such transactions meet the criteria and conform to the requirements of that rule.

The selling shareholders may pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to a prospectus or any amendment to such prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under such prospectus. The selling shareholders also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of such prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the common shares may be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any securities such entity sells pursuant to this prospectus. At the time a particular offering of the common shares is made, a prospectus, if required, will be distributed which will set forth the aggregate amount of common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. If a selling shareholder is deemed to be an underwriter, such selling shareholder may be subject to certain statutory liabilities under the Securities Act and other applicable securities laws.

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling shareholders will sell any or all of the common shares registered pursuant to this registration statement.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares. All of the foregoing may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We will pay all expenses of the registration of the common shares, including, without limitation, SEC filing fees and expenses of compliance with federal securities or state “blue sky” or securities laws; provided, however, that the selling shareholders will pay all discounts and commissions, if any, to underwriters, selling brokers, dealer managers and similar persons. We will indemnify each selling shareholder against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or such selling shareholder(s) will be entitled to contribution. We may be indemnified by a selling shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by such selling shareholder specifically for use in a prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, the common shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

Our amended and restated certificate of formation authorizes us to issue a total of 270,000,000 shares of capital stock, consisting of 260,000,000 common shares, par value $0.001 per share, and 10,000,000 preferred shares, par value $0.001 per share. The following description of our capital stock is intended to be a summary, and you should read it in conjunction with our amended and restated certificate of formation, as amended, and third amended and restated bylaws filed with the SEC.

Common shares

On June 12, 2017, at 5:00 P.M. Central Time, we effected a 1-for-15 reverse stock split of our issued, outstanding and treasury common shares, as well as reduced our authorized common shares from 780,000,000 common shares to 260,000,000 common shares. As a result, under our amended and restated certificate of formation, as amended, we may issue 260,000,000 common shares with a par value of $0.001 per share. As of July 25, 2017, after giving effect to the reverse share split, we had 20,411,000 common shares outstanding. All of our common shares have one vote per share. Shareholders may not utilize cumulative voting for the election of directors. The vote or concurrence of two-thirds of the outstanding voting common shares is necessary to effectuate:

•	any amendment to the amended and restated certificate of formation;

•	the approval of any merger or consolidation;

•	any sale, lease, exchange or other disposition not in the ordinary course of business of all, or substantially all, of our property or assets; or

•	our dissolution.

Holders of our common shares may receive dividends, when and as declared by our board of directors, if funds are legally available for the payment of dividends, subject to the preferential dividend rights of any outstanding preferred shares. Our common shares have no preemptive, conversion, sinking fund, redemption or similar provisions. In the event of our liquidation, holders of our common shares participate on a pro rata basis in the distribution of any of our assets that are remaining after the payment of liabilities and any liquidation preference on outstanding preferred shares. All of our outstanding common shares are fully paid and nonassessable.

As described above, our amended and restated certificate of formation, as amended, authorizes us to issue 260,000,000 common shares. As of July 25, 2017, after giving effect to the reverse share split, we had 20,411,000 common shares outstanding, a total of approximately 930,326 common shares reserved for issuance pursuant to the EXCO Resources, Inc. Amended and Restated 2005 Long-Term Incentive Plan and approximately 5,333,333 common shares reserved for issuance upon the exercise of outstanding warrants held by ESAS.

Our amended and restated certificate of formation, as amended, is filed as Exhibit 4.1 hereto and is incorporated by reference herein.

Preferred shares

Our amended and restated certificate of formation, as amended, authorizes the issuance of up to 10,000,000 preferred shares. As of July 25, 2017, we did not have any preferred shares outstanding. Under our amended and restated certificate of formation, as amended, our board of directors has the authority to create new series of preferred shares, and the shares of each series shall have rights and preferences as designated by resolution of the board of directors. In the designation of any series of preferred shares, the board of directors has authority, without further action by the holders of our common shares, to fix the number of shares constituting that series and to fix the dividend rights, dividend rate, conversion rights, terms of redemption and the liquidation preferences of that series of preferred shares. The issuance of additional preferred shares could further adversely affect the voting power of holders of our common shares and the likelihood that holders of our common shares will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

Anti-takeover effects of provisions of Texas law, our certificate of formation and bylaws

Under the Texas Business Organizations Code, or TBOC, class voting is required in connection with certain amendments of a corporation’s charter, a merger or consolidation requiring shareholder approval and certain sales of all or substantially all of the corporation’s assets.

Our amended and restated certificate of formation, as amended, currently permits our board of directors to issue up to 10,000,000 preferred shares and to establish, by resolution, one or more series of preferred shares and the powers, designations, preferences and participating, optional or other special rights of each preferred share. The preferred shares may be issued on terms that are unfavorable to the holders of our common shares, including the grant of superior voting rights, the grant of preferences in favor of preferred shareholders in the payment of dividends and upon our liquidation and the designation of conversion rights that entitle holders of our preferred shares to convert their shares into our common shares on terms that are dilutive to holders of our common shares.

The issuance of additional preferred shares may make a takeover or change in control of us more difficult, and may discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. It could, therefore, prevent shareholders from receiving a premium over the market price for the common shares they hold.

Our amended and restated certificate of formation, as amended, and third amended and restated bylaws provide that special meetings of our shareholders may be called by one or more shareholders only if such shareholder(s) hold shares aggregating at least 25% of the voting power at a meeting at which the holders of all shares entitled to vote on the action or actions were present and voted. Our third amended and restated bylaws also provide that any shareholder seeking to bring business before, or to nominate candidates for election as directors at, an annual meeting of shareholders must be a shareholder of record at the time we give notice of the annual meeting, be entitled to vote at the annual meeting and provide timely notice of his, her or its proposal in writing to the corporate secretary. Furthermore, our third amended and restated bylaws provide that any amendment to the third amended and restated bylaws by our shareholders must be approved by the affirmative vote of two-thirds of the outstanding shares entitled to vote on such amendment. These provisions could have the effect of discouraging attempts to acquire us or change the policies formulated by our management even if some or a majority of our shareholders believe these actions are in their best interest. These provisions could, therefore, prevent shareholders from receiving a premium over the market price for the common shares they hold.

Texas law and certain corporate provisions

In our amended and restated certificate of formation, as amended, we opted out of Section 21.606 of the TBOC, or the Texas Business Combination Law. The Texas Business Combination Law provides that a Texas corporation may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder.” For purposes of this law, an “affiliated shareholder” is generally defined as the holder of 20% or more of the corporation’s voting shares, for a period of three years from the date that person became an affiliated shareholder. The law’s prohibitions do not apply if:

•	the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or

•	the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.

Limitations on liability

Our amended and restated certificate of formation, as amended, provides that to the fullest extent permitted by Texas law, our directors will have no personal liability to us or our shareholders for any acts or omissions in the director’s performance of his or her duties as a director. Section 7.001 of the TBOC permits us to limit the personal liability of directors to us or our shareholders for monetary damages for any act or omission in a director’s capacity as director, except for liability for any of the following:

(i)	A breach of the director’s duty of loyalty to us or our shareholders;

(ii)	An act or omission not in good faith that constitutes a breach of duty of the director to us or an act or omission that involves intentional misconduct or knowing violation of law;

(iii)	A transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or

(iv)	An act or omission for which the liability of a director is expressly provided by an applicable statute.

Article XIV of our amended and restated certificate of formation further provides that if Texas law is amended to authorize further elimination of the personal liability of directors for or with respect to any acts or omissions in the performance of their duties as directors, then the liability of a director shall be eliminated to the fullest extent permitted by Texas law, as so amended. Any repeal or modification of Article XIV by our shareholders will not adversely affect any right or protection of a director existing immediately prior to such repeal or modification.

Article XIII of our amended and restated certificate of formation and Article VI of our third amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by Texas law. Our third amended and restated bylaws further provide that we must pay or reimburse reasonable expenses incurred by one of our directors or officers who was, is or is threatened to be made a named defendant or respondent in a proceeding to the maximum extent permitted under Texas law.

Indemnification arrangements

Our amended and restated certificate of formation, as amended, provides that to the fullest extent permitted by Texas law, our directors will have no personal liability to us or our shareholders for any acts or omissions in the director’s performance of his or her duties as a director. We maintain insurance for our officers and directors against certain liabilities, including liabilities under the Securities Act and the Exchange Act, the premiums of which we pay. The effect of these policies is to indemnify any of our officers and directors against expenses, judgments, attorney’s fees and other amounts paid in settlements incurred by an officer or director upon a determination that such person acted in good faith.

Transfer agent and registrar

The transfer agent and registrar for our common shares is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004-1123, (212) 509-4000.

EXPERTS

The consolidated financial statements of EXCO Resources, Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The report on the consolidated financial statements dated March 16, 2017, contains an explanatory paragraph that states the consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, probable failure to comply with a financial covenant in its credit facility as well as significant liquidity needs, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

INDEPENDENT PETROLEUM ENGINEERS

Netherland, Sewell & Associates, Inc., independent petroleum engineers, Dallas, Texas, prepared the Proved Reserves estimates with respect to our shale properties included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the authority of said firm as experts in petroleum engineering.

Ryder Scott Company, L.P., independent petroleum engineers, Houston, Texas, prepared the Proved Reserves estimates with respect to our shale properties in the South Texas region included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the authority of said firm as experts in petroleum engineering.

Lee Keeling and Associates, Inc., independent petroleum engineers, Tulsa, Oklahoma, prepared the Proved Reserves estimates with respect to our non-shale properties included in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the authority of said firm as experts in petroleum engineering.

LEGAL MATTERS

The validity of the common shares offered hereby has been passed upon for us by Haynes and Boone, LLP, Dallas, Texas.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the effectiveness of the registration statement and prior to the termination of the offering (excluding any disclosures that are furnished and not filed):

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 16, 2017;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2017;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 10, 2017;

•	Our Current Reports on Form 8-K filed with the SEC on January 6, 2017, January 20, 2017, February 2, 2017, March 3, 2017, March 15, 2017, March 31, 2017, April 7, 2017, April 13, 2017, June 1, 2017, June 22, 2017 and June 23, 2017; and

•	The Section entitled “Description of Capital Stock — Common Stock” located in our Current Report on Form 8-K filed with the SEC on September 28, 2007.

Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon request in writing, by telephone or via the internet, a copy of the information that has been incorporated by reference in this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). You should direct any requests for copies to:

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

(214) 368-2084

Attn: General Counsel and Secretary

WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all of the information included in the registration statement and all of the exhibits and schedules thereto. For further information about EXCO, you should refer to the registration statement. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of such documents.

We are subject to the informational requirements of the Exchange Act, and in accordance with the requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including this registration statement, are available over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the Public Reference Room of the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC at that address. Please call 1-800-SEC-0330 for further information on the operations of the Public Reference Room.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are made available free of charge on our website at www.excoresources.com as soon as reasonably practicable after we electronically file such material with, or otherwise furnish it to, the SEC. Information on our website is not incorporated by reference in this prospectus and is not a part of this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

On April 7, 2017, the Sellers entered into a definitive agreement with Venado to divest our oil and natural gas properties and surface acreage in South Texas. The purchase price of $300.0 million is subject to closing conditions and adjustments based on an effective date of January 1, 2017.

The purchase agreement includes conditions to the closing that were not anticipated to be satisfied or waived by the Original Scheduled Closing Date. Therefore, the Sellers entered into an amendment to extend the Original Scheduled Closing Date to August 15, 2017. Upon the execution of the amendment, the third party escrow agent released to Venado $20.0 million of the $30.0 million deposit made by Venado.

The amendment provides that the closing conditions will be deemed satisfied by (i) the reinstatement of a certain natural gas sales contract or by the entry into a new gathering agreement with terms and conditions that are acceptable to Venado in its sole discretion and (ii) upon the productivity of wells that were shut-in on or around the Original Scheduled Closing Date returning to certain levels. We subsequently entered into a short-term sales contract, which allowed our production to come back on-line, satisfying condition (ii). The amendment further provides that we use commercially reasonable efforts to negotiate and execute an extension and amendment to a certain lease. No assurance can be given as to the satisfaction of these closing conditions, and, in particular, the outcome of condition (i) as it is outside our control and dependent on Venado’s acceptance of a new gathering agreement or reinstatement of the natural gas sales contract that is currently subject to litigation, as discussed in “Summary — South Texas Asset Sale and Pro Forma Financial Information.”

This prospectus includes unaudited pro forma financial information giving effect to the sale of the South Texas properties in order to comply with the financial statement requirements related to registration statements filed under the Securities Act. For additional information concerning the proposed sale of the South Texas properties, see “Summary — South Texas Asset Sale and Pro Forma Financial Information.” For additional information concerning the uncertainties related to the sale of the South Texas properties, please see “Risk Factors.”

Unaudited pro forma financial information

The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and do not purport to be indicative of the results of operations that would have actually occurred had the above described transaction occurred on the indicated date or that may be achieved in the future. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 16, 2017, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, filed on May 10, 2017. Management believes the assumptions used in these unaudited pro forma financial statements provide a reasonable basis for presenting the effect of these transactions.

On June 12, 2017, at 5:00 P.M. Central Time, we effected a 1-for-15 reverse stock split of our issued, outstanding and treasury common shares, as well as reduced our authorized common shares from 780,000,000 common shares to 260,000,000 common shares. All share amounts of our common shares have been adjusted to give effect to the reverse share split. As these pro forma financial statements are based on our latest financial statements filed with the Securities and Exchange Commission in its Form 10-K and Form 10-Q, they do not reflect the impact of any other transactions occurring after March 31, 2017.

Pro forma balance sheet

The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2017 is based on our unaudited condensed consolidated balance sheet as of March 31, 2017. The pro forma condensed consolidated balance sheet gives effect to the divestiture of the South Texas properties and related adjustments as if it had occurred on March 31, 2017.

EXCO Resources, Inc.

Unaudited pro forma condensed consolidated balance sheet

As of March 31, 2017

(in thousands)	EXCO Resources, Inc. Consolidated	Pro forma adjustments		Pro forma EXCO Resources, Inc. Consolidated
Assets
Current assets:
Cash and cash equivalents	$32,029	$300,000	(a)	$332,029
Restricted cash	15,595			15,595
Accounts receivable, net:
Oil and natural gas	32,323			32,323
Joint interest	20,435			20,435
Other	4,300			4,300
Derivative financial instruments — commodity derivatives	1,012			1,012
Inventory and other	7,131	(1,419	)(b)	5,712

Total current assets	112,825			411,406

Equity investments	24,682			24,682
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties and development costs not being amortized	101,944	(1,562	)(c)	100,382
Proved developed and undeveloped oil and natural gas properties	2,953,279	(86,962	)(d)	2,866,317
Accumulated depletion	(2,713,447)			(2,713,447)

Oil and natural gas properties, net	341,776			253,252

Other property and equipment, net	23,405	(11,674	)(e)	11,731
Deferred financing costs, net	4,205			4,205
Derivative financial instruments — commodity derivatives	662			662
Goodwill	163,155	(47,578	)(f)	115,577

Total assets	$670,710			$821,515

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	48,927			48,927
Revenues and royalties payable	105,995			105,995
Accrued interest payable	6,575			6,575
Current portion of asset retirement obligations	344			344
Income taxes payable	—			—
Derivative financial instruments — commodity derivatives	9,376	(215	)(g)	9,161
Current portion of long-term debt	50,000			50,000

Total current liabilities	221,217			221,002

Long-term debt	1,142,782			1,142,782
Deferred income taxes	3,830			3,830
Derivative financial instruments — commodity derivatives	—			—
Derivative financial instruments — common share warrants	155,136			155,136
Asset retirement obligations and other long-term liabilities	13,188	(3,342	)(h)	9,846
Commitments and contingencies	—			—
Shareholders’ equity:
Common shares, $0.001 par value; 260,000,000 authorized shares; 18,945,195 shares issued and 18,905,550 shares outstanding at March 31, 2017	19			19
Additional paid-in capital	3,536,350			3,536,350
Accumulated deficit	(4,394,180)	154,362	(i)	(4,239,818)
Treasury shares, at cost; 39,645 at March 31, 2017	(7,632)			(7,632)

Total shareholders’ equity	(865,443)			(711,081)

Total liabilities and shareholders’ equity	$670,710			$821,515

See accompanying notes.

EXCO Resources, Inc.

Notes to pro forma condensed consolidated balance sheet

As of March 31, 2017

(Unaudited)

(a)	Adjustment for cash proceeds of $300.0 million, excluding purchase price adjustments or transaction costs. The purchase price of $300.0 million is subject to customary closing conditions and adjustments based on an effective date of January 1, 2017.

(b)	Adjustment to eliminate inventory associated with the South Texas properties.

(c)	Adjustment to eliminate the carrying value of unproved oil and natural gas properties associated with the South Texas properties.

(d)	Adjustment to eliminate carrying value allocated to the proved oil and natural gas properties associated with the South Texas properties estimated based on the relative value of the assets sold and retained. The estimate was derived from the present value of estimated future net revenues from our proved reserves as of March 31, 2017 by applying the average price as prescribed by the SEC, less estimated future expenditures (based on current costs) to develop and produce the proved reserves, discounted at 10%.

(e)	Adjustment to eliminate the property and equipment associated with the South Texas properties that primarily consisted of surface acreage.

(f)	Adjustment to eliminate goodwill allocated to the South Texas properties based on the relative fair values of oil and natural gas properties sold to total estimated fair value of our total oil and natural gas properties, including unproved properties, as of March 31, 2017.

(g)	Adjustment to eliminate derivative financial instrument liabilities allocated to the South Texas properties. We do not designate our commodity derivative financial instruments as hedging instruments for financial accounting purposes and individual contracts were not specifically assigned to the South Texas properties. However, the South Texas properties represent predominantly all of our oil production and the contracts were originally entered into to mitigate the commodity price risk associated with the related production. Therefore, we believe it was reasonable to include a pro forma adjustment related to eliminate the impact of our oil derivative financial instruments.

(h)	Adjustment to eliminate the asset retirement obligation associated with the South Texas properties.

(i)	Adjustment to record the estimated gain on the sale of the South Texas properties as follows:

(in thousands)
Gross proceeds	$300,000
Add: Transfer of asset retirement obligations and other liabilities	3,557
Less: Carrying value of properties sold	(101,617)
Less: Carrying value of goodwill eliminated	(47,578)

Gain on sale	$154,362

Pro forma statements of operations

The following unaudited condensed consolidated pro forma financial information presents statements of operations for the three months ended March 31, 2017 is based on our unaudited condensed consolidated financial statements for the three months ended March 31, 2017 and the historical financial records related to the South Texas properties for the year ended March 31, 2017. The pro forma financial information gives effect to the divestiture of the South Texas properties as if it had occurred on January 1, 2017.

EXCO Resources, Inc.

Unaudited pro forma condensed consolidated statement of operations

Three months ended March 31, 2017

(in thousands)	EXCO Resources, Inc. Consolidated	Pro forma adjustments		Pro forma EXCO Resources, Inc. Consolidated
Revenues:
Oil and natural gas	$69,356	$(15,301	)(1)	$54,055
Purchased natural gas and marketing	7,173			7,173

Total revenues	76,529			61,228

Costs and expenses:
Oil and natural gas operating costs	8,498	(2,873	)(1)	5,625
Production and ad valorem taxes	3,435	(1,390	)(1)	2,045
Gathering and transportation	27,353	(499	)(1)	26,854
Purchased natural gas	6,452			6,452
Depletion, depreciation and amortization	11,508	(1,115	)(2)	10,393
Impairment of oil and natural gas properties	—			—
Accretion of discount on asset retirement obligations	212	(64	)(3)	148
General and administrative	4,415			4,415
Other operating items	1,069			1,069

Total costs and expenses	62,942			57,001

Operating income	13,587			4,227
Other income (expense):
Interest expense, net	(19,952)			(19,952)
Gain on derivative financial instruments — commodity derivatives	15,533	775	(4)	16,308
Gain on derivative financial instruments — common share warrants	6,004			—
Loss on restructuring and extinguishment of debt	(6,272)			(6,272)
Other income (expense)	4	(143	)(5)	(139)
Equity income	317			317

Total other expense	(4,366)			(9,738)

Income (loss) before income taxes	9,221			(5,511)
Income tax expense	1,028			1,028

Net income (loss)	$8,193			$(6,539)

See accompanying notes.

EXCO Resources, Inc.

Notes to pro forma condensed consolidated statements of operations

For the three months ended March 31, 2017

(Unaudited)

(1)	Pro forma adjustment to eliminate oil and natural gas revenues and direct operating expenses attributable to the South Texas properties.

(2)	Pro forma adjustment to eliminate depletion expense based upon our historical consolidated depletion rate applied to production attributable to the South Texas properties.

(3)	Pro forma adjustment to eliminate accretion of discount on asset retirement obligations attributable to the South Texas properties.

(4)	Pro forma adjustment to eliminate the gain on derivative financial instruments allocated to the South Texas properties. We do not designate our commodity derivative financial instruments as hedging instruments for financial accounting purposes and individual contracts were not specifically assigned to the South Texas properties. However, the South Texas properties represent predominantly all of our oil production and the contracts were originally entered into to mitigate the commodity price risk associated with the related production. Therefore, we believe it was reasonable to include a pro forma adjustment related to eliminate the impact of our oil derivative financial instruments.

(5)	Pro forma adjustment to eliminate other income attributable to the South Texas properties.

Pro forma statements of operations

The following unaudited condensed consolidated pro forma financial information presents statements of operations for the year ended December 31, 2016 is based on our audited consolidated financial statements for the year ended December 31, 2016 and the historical financial records related to the South Texas properties for the year ended December 31, 2016. The pro forma financial information gives effect to the divestiture of the South Texas properties as if it had occurred on January 1, 2016.

EXCO Resources, Inc.

Unaudited pro forma condensed consolidated statement of operations

Year ended December 31, 2016

(in thousands)	EXCO Resources, Inc. Consolidated	Pro forma adjustments		Pro forma EXCO Resources, Inc. Consolidated
Revenues:
Oil and natural gas	$248,649	$(58,701	)(1)	$189,948
Purchased natural gas and marketing	22,352			22,352

Total revenues	271,001			212,300

Costs and expenses:
Oil and natural gas operating costs	34,609	(11,573	)(1)	23,036
Production and ad valorem taxes	15,380	(5,391	)(1)	9,989
Gathering and transportation	106,460	(2,725	)(1)	103,735
Purchased natural gas	23,557			23,557
Depletion, depreciation and amortization	75,982	(7,778	)(2)	68,204
Impairment of oil and natural gas properties	160,813	(68,166	)(3)	92,647
Accretion of discount on asset retirement obligations	2,210	(236	)(4)	1,974
General and administrative	48,700			48,700
Other operating items	24,239			24,239

Total costs and expenses	491,950			396,081

Operating loss	(220,949)			(183,781)
Other income (expense):
Interest expense, net	(70,438)			(70,438)
Loss on derivative financial instruments	(34,137)	(3,322	)(5)	(37,459)
Gain on extinguishment of debt	119,457			119,457
Other income (expense)	43	(185	)(6)	(142)
Equity loss	(16,432)			(16,432)

Total other expense	(1,507)			(5,014)

Loss before income taxes	(222,456)			(188,795)
Income tax expense	2,802			2,802

Net loss	$(225,258)			$(191,597)

See accompanying notes.

EXCO Resources, Inc.

Notes to pro forma condensed consolidated statements of operations

For the year ended December 31, 2016

(Unaudited)

(1)	Pro forma adjustment to eliminate oil and natural gas revenues and direct operating expenses attributable to the South Texas properties.

(2)	Pro forma adjustment to eliminate depletion expense based upon our historical consolidated depletion rate applied to production attributable to the South Texas properties.

(3)	Pro forma adjustment to eliminate the estimated impairment of proved oil and natural gas properties resulting from the full cost pool ceiling limitation tests allocated to the South Texas properties based on the relative value of the assets sold and retained. The estimate was derived from the present value of estimated future net revenues from our proved reserves by applying the average price as prescribed by the SEC, less estimated future expenditures (based on current costs) to develop and produce the proved reserves, discounted at 10%.

(4)	Pro forma adjustment to eliminate accretion of discount on asset retirement obligations attributable to the South Texas properties.

(5)	Pro forma adjustment to eliminate the gain on derivative financial instruments allocated to the South Texas properties. We do not designate our commodity derivative financial instruments as hedging instruments for financial accounting purposes and individual contracts were not specifically assigned to the South Texas properties. However, the South Texas properties represent predominantly all of our oil production and the contracts were originally entered into to mitigate the commodity price risk associated with the related production. Therefore, we believe it was reasonable to include a pro forma adjustment related to eliminate the impact of our oil derivative financial instruments.

(6)	Pro forma adjustment to eliminate other income attributable to the South Texas properties.

72,694,293 Shares

EXCO Resources, Inc.

Common Shares

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with this registration statement. All of the amounts shown are estimates, except for the Securities and Exchange Commission, or the SEC, registration fee.

SEC registration fee	$15,502
Printing and engraving expenses	3,000	*
Accounting fees and expenses	20,000	*
Engineering fees and expenses	3,000	*
Legal fees and expenses	50,000	*
Miscellaneous expenses	5,000	*

Total	96,502	*

*	Estimate.

Item 15. Indemnification of Directors and Officers.

EXCO Resources, Inc.

Article XIV of our amended and restated certificate of formation, as amended, provides that to the fullest extent permitted by Texas law, our directors will have no personal liability to us or our shareholders for any acts or omissions in the director’s performance of his or her duties as a director. Section 7.001 of the TBOC permits a Texas corporation to limit the personal liability of its directors to such corporation or its shareholders for monetary damages for any act or omission in a director’s capacity as director, except for liability for any of the following:

(i)	A breach of the director’s duty of loyalty to us or our shareholders;

(ii)	An act or omission not in good faith that constitutes a breach of duty of the director to us or an act or omission that involves intentional misconduct or knowing violation of law;

(iii)	A transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or

(iv)	An act or omission for which the liability of a director is expressly provided by an applicable statute.

Article XIV further provides that if Texas law is amended to authorize further elimination of the personal liability of directors for or with respect to any acts or omissions in the performance of their duties as directors, then the liability of a director shall be eliminated to the fullest extent permitted by Texas law, as so amended. Any repeal or modification of Article XIV by our shareholders will not adversely affect any right or protection of a director existing immediately prior to such repeal or modification.

Article XIII of our amended and restated certificate of formation, as amended, and Article VI of our third amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by Texas law. Our third amended and restated bylaws further provide that we must pay or reimburse reasonable expenses incurred by one of our directors or officers who was, is or is threatened to be made a named defendant or respondent in a proceeding to the maximum extent permitted under Texas law.

Under Sections 8.101, 8.102 and 8.103 of the TBOC, subject to the procedures and limitations stated therein, a Texas corporation may indemnify a director who was, is or is threatened to be made a respondent in a proceeding against a judgment and reasonable expenses actually incurred by the person in connection with the proceeding if it is determined that the person seeking indemnification:

(i)	acted in good faith;

(ii)	reasonably believed that his or her conduct was in or was not opposed to our best interests; and

(iii)	in the case of a criminal proceeding, did not have a reasonable cause to believe his or her conduct was unlawful.

Under Section 8.105 of the TBOC, a Texas corporation may indemnify an officer as provided by its governing documents, by action of its board of directors, by action of its shareholders, by contract or by common law.

Sections 8.051 and 8.105 of the TBOC require a Texas corporation to indemnify a director, former director or officer against reasonable expenses actually incurred by the director, former director or officer in connection with a proceeding in which the director, former director or officer is a respondent because the director, former director or officer is or was in that position if the director, former director or officer has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

The TBOC prohibits a Texas corporation from indemnifying a director in respect of a proceeding in which the director is found liable to the corporation or is found liable because a personal benefit was improperly received by him or her, other than for reasonable expenses actually incurred by him or her in connection with the proceeding, not including a judgment, penalty, fine or tax. The TBOC prohibits a Texas corporation entirely from indemnifying a director in respect of any such proceeding in which the director is found liable for willful or intentional misconduct in the performance of his or her duties to the corporation, breach of the duty of loyalty to the corporation or an act or omission not committed in good faith that constitutes a breach of a duty owed by the director to the corporation.

Under Sections 8.052 and 8.105 of the TBOC, a court may order a Texas corporation to indemnify a director, former director or officer if the court determines that the director, former director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. If, however, the director, former director or officer is found liable to the corporation or is found liable on the basis that a personal benefit was improperly received by him or her, the indemnification will be limited to reasonable expenses actually incurred by him or her in connection with the proceeding.

Insurance and indemnification agreements

We maintain insurance for our officers and directors against certain liabilities, including liabilities under the Securities Act and the Exchange Act, the premiums of which we pay. The effect of these policies is to indemnify any of our officers and directors against expenses, judgments, attorney’s fees and other amounts paid in settlements incurred by an officer or director upon a determination that such person acted in good faith.

Item 16. Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 2, 2017.

EXCO RESOURCES, INC.

By:	/s/ Harold L. Hickey
	Name:	Harold L. Hickey
	Title:	Chief Executive Officer and President

Power of Attorney

Each person whose signature appears below constitutes and appoints Harold L. Hickey, Tyler S. Farquharson and Heather L. Lamparter, severally, each with full power to act alone and without the others, his true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement, to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the SEC, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the SEC in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harold L. Hickey Harold L. Hickey	Chief Executive Officer and President (Principal Executive Officer)	August 2, 2017

/s/ Tyler S. Farquharson Tyler S. Farquharson	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	August 2, 2017

/s/ Brian N. Gaebe Brian N. Gaebe	Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	August 2, 2017

/s/ C. John Wilder C. John Wilder	Executive Chairman and Director	August 2, 2017

/s/ B. James Ford B. James Ford	Director	August 2, 2017

/s/ Anthony R. Horton Anthony R. Horton	Director	August 2, 2017

/s/ Randall E. King Randall E. King	Director	August 2, 2017

Signature	Title	Date

/s/ Samuel A. Mitchell Samuel A. Mitchell	Director	August 2, 2017

/s/ Robert L. Stillwell Robert L. Stillwell	Director	August 2, 2017

/s/ Stephen J. Toy Stephen J. Toy	Director	August 2, 2017

EXHIBIT INDEX

Exhibit No.	Exhibit Description

*#2.1	Purchase and Sale Agreement, dated as of April 7, 2017, by and among EXCO Operating Company, LP, EXCO Land Company LLC and VOG Palo Verde LP.

*#2.2	First Amendment to Purchase and Sale Agreement, dated as of May 31, 2017, by and among EXCO Operating Company, LP, EXCO Land Company LLC and VOG Palo Verde LP.

*#2.3	Second Amendment to Purchase and Sale Agreement, dated as of June 20, 2017, by and among EXCO Operating Company, LP, EXCO Land Company LLC and VOG Palo Verde LP.

*4.1	Amended and Restated Certificate of Formation of EXCO Resources, Inc., as amended through June 2, 2017.

4.2	Third Amended and Restated Bylaws of EXCO Resources, Inc., filed as an Exhibit to EXCO’s Current Report on Form 8-K, dated September 8, 2015 and filed on September 9, 2015 and incorporated by reference herein.

4.3	Indenture, dated September 15, 2010, by and between EXCO Resources, Inc. and Wilmington Trust Company, as trustee, filed as an Exhibit to EXCO’s Current Report on Form 8-K (File No. 001-32743), dated September 10, 2010 and filed on September 15, 2010 and incorporated by reference herein.

4.4	First Supplemental Indenture, dated September 15, 2010, by and among EXCO Resources, Inc., certain of its subsidiaries and Wilmington Trust Company, as trustee, including the form of 7.500% Senior Notes due 2018, filed as an Exhibit to EXCO’s Current Report on Form 8-K (File No. 001-32743), dated September 10, 2010 and filed on September 15, 2010 and incorporated by reference herein.

4.5	Second Supplemental Indenture, dated as of February 12, 2013, by and among EXCO Resources, Inc., EXCO/HGI JV Assets, LLC, EXCO Holding MLP, Inc. and Wilmington Trust Company, as trustee, filed as an Exhibit to EXCO’s Current Report on Form 8-K, dated February 12, 2013 and filed on February 19, 2013 and incorporated by reference herein.

4.6	Third Supplemental Indenture, dated April 16, 2014, by and among EXCO Resources, Inc., certain of its subsidiaries and Wilmington Trust Company, as trustee, including the form of 8.500% Senior Notes due 2022, filed as an Exhibit to EXCO’s Current Report on Form 8-K, dated April 11, 2014 and filed on April 16, 2014 and incorporated by reference herein.

4.7	Fourth Supplemental Indenture, dated May 12, 2014, by and among EXCO Resources, Inc., EXCO Land Company, LLC and Wilmington Trust Company, as trustee, filed as an Exhibit to EXCO’s Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2014 and filed on July 30, 2014 and incorporated by reference herein.

4.8	Fifth Supplemental Indenture, dated November 24, 2015, by and among EXCO Resources, Inc., certain of its subsidiaries, and Wilmington Trust Company, as trustee, filed as an Exhibit to EXCO’s Current Report on Form 8-K, dated November 24, 2015 and filed on November 25, 2015 and incorporated by reference herein.

4.9	Sixth Supplemental Indenture, dated August 9, 2016, by and among EXCO Resources, Inc., certain of its subsidiaries, and Wilmington Trust Company, as trustee, filed as an Exhibit to EXCO’s Current Report on Form 8-K, dated August 9, 2016 and filed on August 10, 2016 and incorporated by reference herein.

4.10	Specimen Stock Certificate for EXCO’s common stock, filed as an Exhibit to EXCO’s Registration Statement on Form S-3, filed on December 17, 2013 and incorporated by reference herein.

Exhibit No.	Exhibit Description

4.11	First Amended and Restated Registration Rights Agreement dated as of December 30, 2005, by and among EXCO Holdings Inc. and the Initial Holders (as defined therein), filed as an Exhibit to EXCO’s Amendment No. 1 to its Registration Statement on Form S-l (File No. 333-129935), filed on January 6, 2006 and incorporated by reference herein.

4.12	Registration Rights Agreement, dated March 28, 2007, by and among EXCO Resources, Inc. and the other parties thereto with respect to the 7.0% Cumulative Convertible Perpetual Preferred Stock and the Hybrid Preferred Stock, filed as an Exhibit to EXCO’s Current Report on Form 8-K (File No. 001-32743) dated March 28, 2007 and filed on April 2, 2007 and incorporated by reference herein.

4.13	Registration Rights Agreement, dated March 28, 2007, by and among EXCO Resources, Inc. and the other parties thereto with respect to the Hybrid Preferred Stock, filed as an Exhibit to EXCO’s Current Report on Form 8-K (File No. 001-32743) dated March 28, 2007 and filed on April 2, 2007 and incorporated by reference herein.

4.14	Joinder Agreement to Registration Rights Agreement, dated January 17, 2014, by and among EXCO Resources, Inc. and WLR IV Exco AIV One, L.P., WLR IV Exco AIV Two, L.P., WLR IV Exco AIV Three, L.P., WLR IV Exco AIV Four, L.P., WLR IV Exco AIV Five, L.P., WLR IV Exco AIV Six, L.P., WLR Select Co-Investment XCO AIV, L.P., WLR/GS Master Co-Investment XCO AIV, L.P. and WLR IV Parallel ESC, L.P, filed as an Exhibit to EXCO’s Current Report on Form 8-K, dated January 17, 2014 and filed on January 21, 2014 and incorporated by reference herein.

4.15	Joinder Agreement to Registration Rights Agreement, dated January 17, 2014, by and among EXCO Resources, Inc. and Advent Syndicate 780, Clearwater Insurance Company, Northbridge General Insurance Company, Odyssey Reinsurance Company, Clearwater Select Insurance Company, Riverstone Insurance Limited, Zenith Insurance Company and Fairfax Master Trust Fund, filed as an Exhibit to EXCO’s Current Report on Form 8-K, dated January 17, 2014 and filed on January 21, 2014 and incorporated by reference herein.

4.16	Warrant, dated as of March 31, 2015, filed as an Exhibit to EXCO’s Current Report on Form 8-K, dated March 31, 2015 and filed on April 2, 2015 and incorporated by reference herein.

4.17	Warrant, dated as of March 31, 2015, filed as an Exhibit to EXCO’s Current Report on Form 8-K, dated March 31, 2015 and filed on April 2, 2015 and incorporated by reference herein.

4.18	Warrant, dated as of March 31, 2015, filed as an Exhibit to EXCO’s Current Report on Form 8-K, dated March 31, 2015 and filed on April 2, 2015 and incorporated by reference herein.

4.19	Warrant, dated as of March 31, 2015, filed as an Exhibit to EXCO’s Current Report on Form 8-K, dated March 31, 2015 and filed on April 2, 2015 and incorporated by reference herein.

4.20	Registration Rights Agreement, dated as of April 21, 2015, by and between EXCO Resources, Inc. and Energy Strategic Advisory Services LLC, filed as an Exhibit to EXCO’s Current Report on Form 8-K, dated April 21, 2015 and filed on April 27, 2015 and incorporated by reference herein.

4.21	Indenture, dated as of March 15, 2017, by and among EXCO Resources, Inc., as issuer, certain of its subsidiaries, as guarantors, and Wilmington Trust, National Association, as trustee and collateral trustee, filed as an Exhibit to EXCO’s Current Report on Form 8-K, dated March 15, 2017 and filed on March 15, 2017 and incorporated by reference herein.

4.22	1.75 Lien Term Loan Credit Agreement, dated as of March 15, 2017, by and among EXCO Resources, Inc., as borrower, certain subsidiaries of borrower, as guarantors, the lenders party thereto, and Wilmington Trust, National Association, as administrative agent and collateral trustee, filed as an Exhibit to EXCO’s Current Report on Form 8-K, dated March 15, 2017 and filed on March 15, 2017 and incorporated by reference herein.

Exhibit No.	Exhibit Description

4.23	Form of Financing Warrant, filed as an Exhibit to EXCO’s Current Report on Form 8-K, dated March 15, 2017 and filed on March 15, 2017 and incorporated by reference herein.

4.24	Form of Commitment Fee Warrant, filed as an Exhibit to EXCO’s Current Report on Form 8-K, dated March 15, 2017 and filed on March 15, 2017 and incorporated by reference herein.

4.25	Form of Amendment Fee Warrant, filed as an Exhibit to EXCO’s Current Report on Form 8-K, dated March 15, 2017 and filed on March 15, 2017 and incorporated by reference herein.

4.26	Registration Rights Agreement, dated as of March 15, 2017, by and among EXCO Resources, Inc. and the investors specified on the signatures thereto, filed as an Exhibit to EXCO’s Current Report on Form 8-K, dated March 15, 2017 and filed on March 15, 2017 and incorporated by reference herein.

*5.1	Opinion of Haynes and Boone, LLP.

*23.1	Consent of KPMG LLP.

*23.2	Consent of Lee Keeling and Associates, Inc.

*23.3	Consent of Netherland, Sewell & Associates, Inc.

*23.4	Consent of Ryder Scott Company, L.P.

*23.5	Consent of Haynes and Boone, LLP (included in the opinion filed as Exhibit 5.1).

*24.1	Powers of Attorney (included on the signature page hereto).

*	Filed herewith.
#	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. EXCO Resources, Inc. hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.